As filed with the Securities and Exchange Commission on March 9, 2006

                              Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              AMERITYRE CORPORATION
             (Exact name of registrant as specified in its charter)

              Nevada                      3011                    87-0535207
 (State or Other Jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
       of Incorporation or           Classification            Identification
         Organization)                Code Number)                 Number)


                              1501 Industrial Road
                           Boulder City, Nevada 89005
                                 (702) 294-2689
                   ------------------------------------------
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                               Richard A. Steinke
                      President and Chief Executive Officer
                              AMERITYRE CORPORATION
                              1501 Industrial Road
                           Boulder City, Nevada 89005
                                 (702) 294-2689
                   ------------------------------------------
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 WITH COPIES TO:

                            Richard A. Friedman, Esq.
                              Eric A. Pinero, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                                 (212) 930-9700
                    ----------------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ] ________

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------- ------------------- ------------------ -------------------- --------------
    Title of each class of securities to be          Amount to be          Proposed        Proposed maximum     Amount of
                   registered                         registered           maximum            aggregate        registration
                                                                        offering price      offering price         fee
                                                                          per share
-------------------------------------------------- ------------------- ------------------ -------------------- --------------
Common stock, $.001 par value                           1,360,000(1)       $7.03(2)            $9,560,800.00      $1,023.01

-------------------------------------------------- ------------------- ------------------ -------------------- --------------
Common stock, $.001 par value, issuable upon              107,500(4)       $5.00(3)              $537,500.00         $57.51
exercise of Class A warrants
-------------------------------------------------- ------------------- ------------------ -------------------- --------------
Common stock, $.001 par value, issuable upon              107,500(5)       $5.50(3)              $591,250.00         $63.26
exercise of Class B warrants
-------------------------------------------------- ------------------- ------------------ -------------------- --------------

-------------------------------------------------- ------------------- ------------------ -------------------- --------------
                                           Total        1,575,000                              $10,689,550.00      $1,143.78
-------------------------------------------------- ------------------- ------------------ -------------------- --------------

(1) Includes (i) 860,000 shares of our common stock issued pursuant to our February 2006 private placement, and (ii) 500,000 shares of our common stock issued upon the exercise of stock options in 2005 which were issued as compensation for consulting services performed on our behalf, each of which may be offered pursuant to this registration statement.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on March 8, 2006, which was $7.03 per share.

(3) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(g) under the Securities Act of 1933, using the exercise price of the Class A and Class B warrants, which are $5.00 and $5.50, respectively.

(4) Includes shares of our common stock underlying Class A warrants exercisable at $5.00 per share issued to the selling stockholders.

(5) Includes shares of our common stock underlying Class B warrants exercisable at $5.50 per share issued to the selling stockholders.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MARCH 9, 2006

PRELIMINARY PROSPECTUS

                               [GRAPHIC OMMITED]
                              AMERITYRE CORPORATION

                     Up to 1,575,000 Shares of Common Stock

This prospectus relates to the resale by the selling stockholders of up to 1,575,000 shares of our common stock, including up to (i) 860,000 shares of common stock issued pursuant to our February 2006 private placement, (ii) 500,000 shares of our common stock issued upon the exercise of stock options in 2005, (iii) 107,500 shares of common stock issuable upon the exercise of our Class A warrants, and (iv) 107,500 shares of common stock issuable upon the exercise of our Class B warrants. 1,075,000 shares being registered in this prospectus relate to our February 2006 private placement of an aggregate of 107,500 units at a purchase price of $36.00 per unit. Each unit consists of 8 shares of our common stock, a Class A warrant to purchase of one share of common stock for 3 years from the date of issuance at an exercise price of $5.00 per share, and a Class B warrant for the purchase of one share of common stock at an exercise price of $5.50, exercisable for 5 years from the date of issuance.

The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares. We will not receive any portion of the proceeds from the sale of these shares. See "Plan of Distribution" on page 18. However, we will receive the exercise price of the Class A and Class B warrants in the aggregate amount of $537,500 and $591,250, respectively, if such warrants are exercised and if such warrants are exercised for cash.

Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "AMTY". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on March 8, 2006, was $7.03.

Investing in these securities involves significant risks. See "Risk Factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is ________, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Amerityre Corporation with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                             6
Supplementary Financial Information                                            8
Risk Factors                                                                   9
Use of Proceeds                                                               14
Selling Shareholders                                                          14
Plan of Distribution                                                          18
Indemnification For Securities Act Liabilities                                20
Description of Securities                                                     20
Legal Matters                                                                 20
Experts                                                                       20
Change in Accountants                                                         21
Description of Business                                                       22
Description of Properties                                                     25
Legal Proceedings                                                             25
Market for Common Equity and Related Stockholder Matters                      25
Selected Consolidated Historical Financial Data                               27
Management's Discussion and Analysis                                          29
Quantitative and Qualitative Disclosures About Market Risk                    39
Management                                                                    39
Executive Compensation                                                        42
Security Ownership of Certain Beneficial Owners and Management                47
Certain Relationships and Related Transactions                                49
Where You Can Find More Information                                           49
Index to Consolidated Financial Statements                                    50

                           IMPORTANT NOTICE TO READERS

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where such offers and sales are permitted. The information in this prospectus is accurate only as of the date on the front cover, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since this date and may change again.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

                                     PART I.

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements and the notes to the financial statements.

                             AMERITYRE CORPORATION

We were incorporated as a Nevada corporation on January 30, 1995 under the name American Tire Corporation and changed our name to Amerityre Corporation in December 1999. We own certain proprietary and nonproprietary technology to manufacture tires from polyurethane foam and polyurethane elastomer. We currently produce Flatfree polyurethane foam tires for bicycles, wheelchairs, lawn and garden products, and outdoor power equipment products. Recently, we have been engaged in the development of polyurethane elastomer tires for highway and agricultural use based on our proprietary technology and various methods and processes relating to the manufacturing of those tires from liquid elastomers. We have produced a limited number of prototype polyurethane car tires and conducted independent laboratory testing to demonstrate that these tires comply with existing United States safety standards for new-pneumatic tires [FMVSS 109] and the proposed revisions to those standards, FMVSS 139, which takes effect in July 2007.

Pursuant to this prospectus, we are registering 1,575,000 shares of our common stock, including up to (i) 860,000 shares of common stock, (ii) 107,500 shares of common stock issuable upon the exercise of our Class A warrants, (iii) 107,500 shares of common stock issuable upon the exercise of our Class B warrants, and (iv) 500,000 shares of our common stock issued upon the exercise of stock options in 2005, each for resale by our selling stockholders identified on page 14 of this prospectus. These shares may be offered by the selling stockholders through public or private transactions, at prevailing market prices or at privately negotiated prices. See "Plan of Distribution" on page 18. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "AMTY."

We are incorporated in the state of Nevada and our corporate offices are located at 1501 Industrial Road, Boulder City, NV 89005, and our telephone number is
(702) 294-2689. General information, financial news releases and filings with the Securities and Exchange Commission, including annual reports on Form 10-KSB, quarterly reports on Form 10-Q and Form 10-QSB, current reports on Form 8-K, and all amendments to these reports are available free of charge on our website at www.amerityre.com. We are not including the information contained on our web site as part of, or incorporating it by reference into, this prospectus.

                                  The Offering

Common stock outstanding before the offering...............    20,977,460 shares as of March 8, 2006
Common stock offered by selling stockholders...............    Up to 1,575,000  shares,  assuming  full
                                                               exercise  of  outstanding  common  stock
                                                               purchase   warrants   by   the   selling
                                                               stockholders.   This  number  represents
                                                               approximately   7.51%  of  our   current
                                                               outstanding  stock  and  includes  up to
                                                               215,000  shares of common stock issuable
                                                               pursuant   to   Class  A  and   Class  B
                                                               warrants.
Common stock to be outstanding after the offering............  Up to 21,192,460 shares
Use of proceeds..............................................  We will not  receive any  proceeds  from the sale of the common stock  hereunder.
                                                               We will, however, receive the sale price
                                                               of any common  stock we sell for cash to
                                                               the selling  stockholders  upon exercise
                                                               of Class A and Class B  warrants  in the
                                                               aggregate   amount   of   $537,500   and


                                       6

                                                               $591,250, respectively, if such warrants
                                                               are  exercised  and if such warrants are
                                                               exercised   for   cash.   See   "Use  of
                                                               Proceeds" for a complete description.
OTCBB Symbol.................................................  AMTY

The above information regarding common stock to be outstanding after the offering is based on 20,977,460 shares of common stock outstanding as of March 8, 2006 and assumes the subsequent exercise of warrants by our selling stockholders, although there can be no assurances that any warrants will be exercised.

FEBRUARY 2006 PRIVATE PLACEMENT

Effective February 1, 2006 (the "Closing Date"), we completed a private placement for $3,870,000 in offering proceeds. We sold 107,500 units of our securities at a purchase price of $36.00 per unit. Each unit consists of 8 shares of our common stock, $0.001 par value, a Class A warrant for the purchase of one share of common stock at an exercise price of $5.00 exercisable for a 3 year period, and a Class B Warrant for the purchase of one share of common stock at an exercise price of $5.50 exercisable for a 5 year period. The Class A Warrants and Class B Warrants may also be exercised through a cashless exercise based on the difference between the market price on the date of exercise and the exercise price. The exercise prices of the Class A Warrants and Class B Warrants are subject to adjustment in certain events, including, without limitation, upon our consolidation, merger or sale of all or substantially all of our assets, a reclassification of our common stock, or any stock splits or combinations with respect to the common stock.

Purchasers of the units have been granted registration rights in connection with the private placement. We have agreed to use our best efforts to file a registration statement with the SEC within 45 days after the Closing Date and cause the registration statement to be declared effective by the SEC within 120 days after the Closing Date (if there are no comments from the SEC) or 180 days (if comments are received from the SEC) (the "Effective Date") in order to register the shares of common stock underlying the units sold in the offering (the "Registrable Securities") for resale and distribution by the investors. We are registering 1,075,000 shares of common stock which represents the total number of shares of common stock plus the shares of common stock issuable upon exercise of the Class A and Class B Warrants. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each investor.

The Class A and Class B Warrants are subject to redemption by us. We have the right to redeem either the Class A or Class B Warrants beginning 90 days from the Effective Date of the registration statement, if at any time following the Effective Date, the average closing bid price for the common stock in the over-the-counter market is at least $5.50 per share (with respect to the Class A Warrants) or $6.05 per share (with respect to the Class B Warrants), for the 20 consecutive trading day period ending not more than 15 days prior to notice of redemption of the Class A and Class B Warrants. Our right to redeem the Class A and Class B Warrants requires us to give the holders written notice of redemption of not less than 30 days, and is subject to the right of the holders of the Class A and Class B Warrants to exercise the same in accordance with the terms hereof during the redemption period. The redemption price for each Class A and Class B Warrant is $0.10 per share.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

CONSULTANT STOCK OPTIONS

Furthermore, in this prospectus we are registering an aggregate of 500,000 shares of common stock issued upon the exercise of options included in a marketing and advertising advisory consulting agreement with Focus Sales & Marketing, LLC, dated August 1, 2000, that included piggyback registration rights. The options vested on January 31, 2001 and were exercisable until July 31, 2005 at an exercise price of $3.00 per share. The options and the related registration rights were transferable. All of the options were transferred by Focus Sales & Marketing in private transactions to the various individuals listed in the selling shareholders table as receiving shares through the exercise of options. All of the options were exercised by the transferees in 2005.

                       SUPPLEMENTARY FINANCIAL INFORMATION

                  Summarized unaudited quarterly financial data for Fiscal 2005 and 2004 are as follows (in thousands, except per share data):

--------------------------------------------------------------------------------------------------------------------------------
Year ended June 30, 2005                             First Quarter     Second Quarter       Third Quarter      Fourth Quarter
--------------------------------------------------------------------------------------------------------------------------------
Total Sales                                             $   340          $   304              $   487             $   551
                                                    ----------------------------------------------------------------------------

Net loss                                                $(7,156)         $  (858)             $  (989)            $(1,070)
                                                    ============================================================================

Basic loss per share                                    $ (0.38)         $ (0.05)             $ (0.05)            $ (0.05)
                                                    ============================================================================

--------------------------------------------------------------------------------------------------------------------------------
Year ended June 30, 2004                             First Quarter     Second Quarter       Third Quarter      Fourth Quarter
--------------------------------------------------------------------------------------------------------------------------------
Total Sales                                             $   349          $   235              $   449             $   387
                                                    ----------------------------------------------------------------------------

Net loss                                                $  (780)         $(1,037)             $(1,097)            $(1,809)
                                                    ============================================================================

Basic loss per share                                    $ (0.04)         $ (0.06)             $ (0.06)            $ (0.10)
                                                    ============================================================================

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained or incorporated by reference in this prospectus, before you decide to invest. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment.

                          RISKS RELATED TO OUR BUSINESS


HISTORICALLY, WE HAVE LOST MONEY FROM OPERATIONS AND OUR FINANCIALS DO NOT INCLUDE PROVISIONS FOR ANY CONTINGENCY, UNEXPECTED EXPENSES OR INCREASES IN COSTS THAT MAY ARISE.

Since inception we have been able to cover our operating losses from accounts receivables and the sale of our securities.

Our business operations and plans could be adversely affected in the event we need additional financing and are unable to obtain such funding when needed.

It is possible that our available short-term assets and anticipated revenues may not be sufficient to meet our operating expenses, business expansion plans, and capital expenditures for the next twelve months. Insufficient funds may prevent us from implementing our business strategy or may require us to delay, scale back or eliminate certain opportunities for the commercialization of our technology and products. If we cannot generate adequate sales of our products, or increase our revenues through licensing of our technology or other means, then we may be forced to cease operations.

In order to succeed as a company, we must continue to develop commercially viable products and sell adequate quantities of products at a high enough price to generate a profit. We may not accomplish these objectives. Even if we are successful in increasing our revenue base, a number of factors may affect future sales of our product. These factors include: (i) whether competitors produce alternative or superior products; and (ii) whether the cost of implementing our products is competitive in the marketplace.

In addition, we are proposing to attempt to increase revenues through licensing our technology and manufacturing rights, and offering contract design and engineering services. If these proposals are not viable in the marketplace, we may not generate any revenues from these efforts.


BECAUSE WE HAVE LIMITED EXPERIENCE, WE MAY BE UNABLE TO SUCCESSFULLY MANAGE PLANNED GROWTH AS WE COMPLETE THE TRANSITION FROM A TECHNOLOGY DEVELOPMENT COMPANY TO A LICENSING MANUFACTURING AND MARKETING COMPANY.

We have limited experience in the commercial manufacturing and marketing arena, limited product sales and marketing experience, and limited staff and support systems, especially compared to competitors in the tire industry. Although we have hired consultants to assist us in this transition period, there can be no assurance that we will properly ascertain or assess any and all risks inherent in the industry.

In addition, our success depends, in part, on our ability to license market and distribute our products effectively. We have limited experience in the sale and marketing of our lawn and garden products and little to no experience in the marketing and sale of our proposed highway use products. We have limited manufacturing, marketing and distribution capabilities and we will need to retain consultants that have contacts in and understand the tire industry marketplace. We may not be successful in entering into new licensing and or marketing arrangements, whether engaging independent distributors or recruiting, training and retaining a larger internal marketing staff and sales force. If we do not meet the challenges posed by our planned licensing, manufacturing, distribution and sales growth, the company may fail.

BECAUSE OF OUR RELIANCE ON TRADE SECRETS, WE MAY BE AT RISK FOR POTENTIAL CLAIMS OR LITIGATION RELATED TO OUR TECHNOLOGY.

In certain cases, where the disclosure of information required to obtain a patent would divulge proprietary data, we may choose not to patent parts of the proprietary technology and processes which we have developed or may develop in the future and rely on trade secrets to protect the proprietary technology and processes. The protection of proprietary technology through claims of trade secret status has been the subject of increasing claims and litigation by various companies both in order to protect proprietary rights as well as for competitive reasons even where proprietary claims are unsubstantiated. The prosecution of proprietary claims or the defense of such claims is costly and uncertain given the uncertainty and rapid development of the principles of law pertaining to this area. We may also be subject to claims by other parties with regard to the use of technology information and data that may be deemed proprietary to others.

OUR BUSINESS DEPENDS ON THE PROTECTION OF OUR INTELLECTUAL PROPERTY AND MAY SUFFER IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY.

We have been granted several U.S. patents and have several U.S. patent applications pending relating to certain aspects of our manufacturing technology and use of polyurethane to make tires. We believe that our ability to either manufacture products and/or license our technology is substantially dependent on the validity and enforcement of these patents and patents pending. We cannot provide assurance that our patents will not be invalidated, circumvented or challenged, that the rights granted under the patents will give us competitive advantages or that our patent applications will be granted.

PROPOSED NEW PRODUCTS FOR HIGHWAY USE MUST MEET SAFETY STANDARDS PRIOR TO MARKETING WHICH COULD DELAY ANTICIPATED REVENUES AND INCREASE EXPENSES.

Our proposed new products for highway use must meet applicable federal safety standards through various testing processes. Our prototype polyurethane car tires and proposed temporary spare tire are both subject to such standards. The testing procedures involve submission of products to approved independent testing facilities, a process that may entail both significant time and significant expense. Therefore, the timing of new product placement in the market may be hard to determine, additional research, development and testing expenses may be incurred, and we may not receive revenues from such products as planned. Such delays and potential additional expenses could have a negative impact on cash flows and business planning.

BECAUSE OUR PROPOSED HIGHWAY USE PRODUCTS ARE DERIVED FROM NEW TECHNOLOGY, PRODUCT LIABILITY INSURANCE COSTS WILL LIKELY INCREASE AND WE MAY BE EXPOSED TO PRODUCT LIABILITY RISKS THAT COULD ADVERSELY AFFECT PROFITABILITY.

Despite prior testing and approval of new highway use products, such products may subject us to unforeseen liabilities because the technology is new and there is no extensive history of use. Introduction of such new products will most likely increase product liability premiums and defense of potential claims could increase insurance cost even further which could substantially increase our expenses.

SIGNIFICANT INCREASES IN THE PRICE OF STEEL AND OTHER RAW MATERIALS USED IN OUR PRODUCTS COULD INCREASE OUR PRODUCTION COSTS AND DECREASE OUR PROFIT MARGINS OR MAKE OUR PRODUCTS LESS COMPETITIVE IN THE MARKETPLACE DUE TO PRICE INCREASES.

Over the last year, we have experienced an increase in the cost of wheel components for our tire/wheel assemblies due to the increasing cost of steel. We have not passed the additional cost of the steel wheel components on to our customers, however, if the cost of steel wheel components continues to rise during the next twelve months, we may elect to amend our product pricing to reflect the increase in component costs. Also, during the last six months we've seen a 14% increase in our chemical pricing and there is no guarantee pricing will remain at current levels. Although we continually seek reductions in raw material and component costs from our suppliers, and even seek alternative suppliers in some cases, large price increases may have to be passed on to our customers and could adversely affect our sales.

               RISKS RELATED TO OUR CURRENT FINANCING ARRANGEMENT

THERE ARE A LARGE NUMBER OF SHARES AND SHARES UNDERLYING WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE UNDER THIS PROSPECTUS AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of the date of this prospectus, we had approximately 20,977,460 shares of common stock issued and outstanding. We are registering 1,360,000 shares of common stock previously issued to the selling stockholders and we have outstanding warrants to purchase 215,000 shares of our common stock, which are being registered in this prospectus. All of the shares, including all of the shares issuable upon exercise of our warrants, are being registered hereunder. Upon registration such shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

THE ISSUANCE OF SHARES AND EXERCISE OF WARRANTS MAY RESULT IN DILUTION TO THE INTERESTS OF OTHER STOCKHOLDERS.

The issuance of shares and exercise of warrants may result in dilution to the interests of other stockholders since the selling stockholders may ultimately receive and sell the full amount issuable under the warrants.

THE ISSUANCE OF SHARES AND EXERCISE OF WARRANTS COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

The issuance of shares and exercise of warrants have the potential to cause downward pressure on the price of our common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased number of shares of stock. Such an event could place further downward pressure on the price of our common stock, which presents an opportunity to short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline.

                        RISKS RELATED TO OUR COMMON STOCK

FUTURE SALES OF OUR COMMON STOCK MAY CAUSE OUR STOCK PRICE TO DECLINE.

Some of our outstanding restricted shares are eligible for resale by the holders under Rule 144 and the sale or even the perception that a sale of such shares may occur could cause our stock price to decline. We are unable to estimate the amount, timing, or nature of future sales of outstanding restricted shares. If we issue additional shares of common stock in a private financing under an exemption from registration, then those shares will constitute restricted shares as defined in Rule 144 under the Securities Act. The restricted shares may only be sold if they are registered under the Securities Act, or sold under Rule 144, or another exemption from registration under the Securities Act.

In addition, we may issue stock in a registered offering or in a transaction that would require registration of the underlying shares. In either case, once a registration was effective, there could be an increased number of shares available for sale in the public market which could reduce the market price.

Anticipated fund-raising activities include possible equity placements that will dilute current shareholders.

WE ARE AUTHORIZED TO ISSUE UP TO 40,000,000 SHARES OF COMMON STOCK. OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE THE AUTHORIZED BUT UNISSUED SHARES OF OUR COMMON STOCK WITHOUT ACTION BY THE SHAREHOLDERS.

We have authorized 5,000,000 shares of preferred stock. Although no preferred shares have been issued to date, the board of directors has the authority to determine rights and privileges respecting voting rights, preferences as to dividends and liquidation, and conversion rights with respect to any preferred shares issued, all of which designations may be superior to those attached to the common stock. The board of directors has the authority to issue up to the entire amount of the authorized but unissued shares of preferred stock without action by the shareholders.

Any such issuances, whether of common stock or some designated class of preferred shares, will reduce the percentage ownership and may dilute the book value of the shares held by existing shareholders.

OUR STOCK PRICE CAN BE EXTREMELY VOLATILE.

Our common stock is traded on the OTC Bulletin Board. There can be no assurance that an active public market will continue for the common stock, or that the market price for the common stock will not decline below its current price. Such price may be influenced by many factors, including, but not limited to, investor perception of us and our industry and general economic and market conditions. The trading price of the common stock could be subject to wide fluctuations in response to announcements of our business developments or our competitors, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our common stock.

WE DO NOT EXPECT TO PAY DIVIDENDS.

We have not paid dividends since inception on our common stock, and we do not contemplate paying dividends in the foreseeable future on our common stock in order to use all of our earnings, if any, to finance expansion of our business plans.

                    CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our business or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Such statements include, in particular, statements about our plans, strategies, prospects, changes and trends in our business and the markets in which we operate as described in this prospectus and any amendment or supplement to this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," "estimate," "forecast," "predict," "propose," "potential" or "continue" or the negative of those terms or other comparable terminology. These statements are only predictions.

Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section of this prospectus entitled "Risk Factors" and in the section entitled "Risk Factors" in any amendment or supplement to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, now or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

We caution the reader that the risk factors contained in or incorporated into this prospectus may not be exhaustive. We operate in a continually changing business environment, and new risk factors emerge from time to time. Management cannot predict these new risk factors, nor can it assess the impact, if any, of these new risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.

                                 USE OF PROCEEDS

We will not receive any portion of the proceeds from the sale of these shares. However, we will receive the exercise price of the Class A and Class B warrants, if exercised, in the aggregate amount of $537,500 and $591,250, respectively, if such warrants are exercised and if such warrants are exercised for cash. We intend to utilize such proceeds for working capital purposes.

                              SELLING SHAREHOLDERS

We are filing this registration statement to register the resale of an aggregate of 1,575,000 shares of our common stock, including up to (i) 860,000 shares of common stock issued pursuant to our February 2006 private placement, (ii) 500,000 shares of our common stock issued upon the exercise of stock options in 2005 which were issued as compensation for consulting services performed on our behalf (iii) 107,500 shares of common stock issuable upon the exercise of our Class A warrants, and (iv) 107,500 shares of common stock issuable upon the exercise of our Class B warrants.

FEBRUARY 2006 PRIVATE PLACEMENT

Effective February 1, 2006 (the "Closing Date"), we completed a private placement for $3,870,000 in offering proceeds. We sold 107,500 units of our securities at a purchase price of $36.00 per unit. Each unit consists of 8 shares of our common stock, $0.001 par value, a Class A warrant for the purchase of one share of common stock at an exercise price of $5.00 exercisable for a 3 year period, and a Class B Warrant for the purchase of one share of common stock at an exercise price of $5.50 exercisable for a 5 year period. The Class A Warrants and Class B Warrants may also be exercised through a cashless exercise based on the difference between the market price on the date of exercise and the exercise price. The exercise prices of the Class A Warrants and Class B Warrants are subject to adjustment in certain events, including, without limitation, upon our consolidation, merger or sale of all or substantially all of our assets, a reclassification of our common stock, or any stock splits or combinations with respect to the common stock.

Purchasers of the units have been granted registration rights in connection with the private placement. We have agreed to use our best efforts to file a registration statement with the SEC within 45 days after the Closing Date and cause the registration statement to be declared effective by the SEC within 120 days after the Closing Date (if there are no comments from the SEC) or 180 days (if comments are received from the SEC) (the "Effective Date") in order to register the shares of common stock underlying the units sold in the offering (the "Registrable Securities") for resale and distribution by the investors. We are registering 1,075,000 shares of common stock which represents the total number of shares of common stock plus the shares of common stock issuable upon exercise of the Class A and Class B Warrants. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each investor.

The Class A and Class B Warrants are subject to redemption by us. We have the right to redeem either the Class A or Class B Warrants beginning 90 days from the Effective Date of the registration statement, if at any time following the Effective Date, the average closing bid price for the common stock in the over-the-counter market is at least $5.50 per share (with respect to the Class A Warrants) or $6.05 per share (with respect to the Class B Warrants), for the 20 consecutive trading day period ending not more than 15 days prior to notice of redemption of the Class A and Class B Warrants. Our right to redeem the Class A and Class B Warrants requires us to give the holders written notice of redemption of not less than 30 days, and is subject to the right of the holders of the Class A and Class B Warrants to exercise the same in accordance with the terms hereof during the redemption period. The redemption price for each Class A and Class B Warrant is $0.10 per share.

We claim an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Act"), for the private placement of these securities pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about us and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

CONSULTANT STOCK OPTIONS

Furthermore, in this prospectus we are registering an aggregate of 500,000 shares of common stock issued upon the exercise of options included in a marketing and advertising advisory consulting agreement with Focus Sales & Marketing, LLC, dated August 1, 2000, that included piggyback registration rights. The options vested on January 31, 2001 and were exercisable until July 31, 2005 at an exercise price of $3.00 per share. The options and the related registration rights were transferable. All of the options were transferred by Focus Sales & Marketing in private transactions to the various individuals listed in the selling shareholders table as receiving shares through the exercise of options. All of the options were exercised by the transferees in 2005.

Ownership Table

The following table sets forth the common stock ownership of the selling stockholder as of March 8, 2006, including the number of shares of common stock issuable to the selling shareholder upon the exercise of warrants held by the selling shareholder. Other than as set forth in the following table, the selling shareholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. The selling shareholder may sell all, some or none of their shares in this offering. See "Plan of Distribution."

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling shareholder has sole or shared voting power or investment power and also any shares, which the selling shareholder has the right to acquire within 60 days. The information as to the number of shares of our common stock owned by the selling security holder is based upon our books and records and the information provided by our transfer agent.

We may amend or supplement this Prospectus, from time to time, to update the disclosures set forth in the following table. Because the selling shareholder identified in the table may sell some or all of the shares owned by them which are included in this Prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling shareholder upon termination of this offering. Therefore, we have assumed for the purposes of the following table that the selling shareholder will sell all of the shares owned beneficially by them, which are covered by this Prospectus.

Name of selling security            Shares of Common     Number of Shares         Percentage of       Beneficial       Percentage of
holder                              Stock Included in      Beneficially           Common Stock     Ownership After     Common Stock
                                     Prospectus (1)        Owned Before         Owned Before the         the            Owned After
                                                             Offering               Offering         Offering (2)      Offering (2)
WAJ Enterprises LLC (3)                 397,640               697,790                 3.33%            300,150              1.43%

Norman H. Tregenza IV Trust,              7,000                 7,000                  *                     0               0
dated 9/26/86, Richard R.
Keller, Trustee (4)

Richard R. Keller (5)                     7,000                14,500                  *                 7,500               *

Howard Kaneff (6)                        13,900                13,900                  *                     0               0

George Paidas (7)                         5,000                10,000                  *                 5,000               *

Neale F. Hooley (8)                      10,000                50,000                  *                40,000               *

Wesley G. Sprunk (9)                     33,890               157,442                  *               123,552               *

Marsha Crouzet (10)                      21,000                33,500                  *                12,500               *

Giant Trading, Inc. (11)                 27,780                33,280                  *                 5,500               *


                                       15

Denis D. Taggart (12)                    13,890                59,890                  *                46,000               *

The Catalyst Master Fund (13)            62,550                62,550                  *                     0               0

Fleet Maritime, Inc. (14)               117,150               117,150                  *                     0               0

Chamberlin Investments Ltd.              61,410                61,410                  *                     0               0
(15)
DCM Limited (16)                          8,750                 8,750                  *                     0               0

Farvane Limited (17)                      5,690                 5,690                  *                     0               0

HSBC Guyerzeller Trust                   44,450                44,450                  *                     0               0
Company, as Trustee of The
Green Forest Trust c/o HSBC
Guyerzeller Bank AG (18)

Joseph J. Grano, Jr. (19)               131,900             1,481,900                 7.06%           1,350,00              6.44%

Concetta B. Kristan (20)                  7,000                 7,000                  *                     0               0

Cumulus Investors, LLC (21)             138,890               138,890                  *                     0               0

John Reinke (22)                         13,900                18,400                  *                 4,500               *

Steven G. Earl (23)                      11,000                11,000                  *                     0               0

David P. and Peggy Martin (24)           10,000               116,000                  *                106,00               *

Vanguard Fiduciary Trust                 30,000                50,000                  *                20,000               *
Company, as Custodian FBO IRA
FBO Thomas P. Hollo
(25)
Whitney Small Cap Opportunity           138,890               138,890                  *                     0               0
Fund, L.P. (26)

Sheryl J. Phillips (27)                  10,070                10,070                  *                     0               0

Gilbert D. Moyle  (28)                   12,500                90,000                  *                77,500               *

Larry Clark (29)                         30,000                55,000                  *                25,000               *

George H. Tissen and Ellen M.            60,000                60,000                  *                     0               0
Tissen, JTWROS (29)

Geoffrey E. Schwan (29)                  20,000                20,000                  *                     0               0

Thomas P. Hollo and Mary                 25,000               191,000                  *               166,000               *
Elizabeth Hollo TIC (29)

Paul R. Green (29)                       86,250               245,750                 1.17%            159,500               *

Gilbert D. Moyle III (30)                12,500                58,875                  *                46,375               *

*       Less than 1%

(1)     Includes all of the shares issuable upon the exercise of the warrants.

(2)     Assumes all securities registered will be sold.
(3) Represents (i) 111,112 shares of common stock issued pursuant to our February 2006 private placement, (ii) 258,750 shares of common stock issued upon the exercise of stock options in 2005 (iii) 13,889 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iv) 13,889 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Wesley Johnson, the principal of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(4) Represents (i) 5,600 shares of common stock, (ii) 700 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 700 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Richard R. Keller, the Trustee of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(5) Represents (i) 5,600 shares of common stock, (ii) 700 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 700 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(6) Represents (i) 11,120 shares of common stock, (ii) 1,390 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,390 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(7) Represents (i) 4,000 shares of common stock, (ii) 500 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 500 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(8) Represents (i) 8,000 shares of common stock, (ii) 1,000 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,000 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(9) Represents (i) 11,112 shares of common stock issued pursuant to our February 2006 private placement, (ii) 20,000 shares of common stock issued upon the exercise of stock options in 2005 (iii) 1,389 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iv) 1,389 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(10) Represents (i) 16,800 shares of common stock, (ii) 2,100 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 2,100 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(11) Represents (i) 22,224 shares of common stock, (ii) 2,778 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 2,778 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Don Friedland, the principal of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(12) Represents (i) 11,112 shares of common stock, (ii) 1,389 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,389 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(13) Represents (i) 50,040 shares of common stock, (ii) 6,255 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 6,255 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(14) Represents (i) 93,720 shares of common stock, (ii) 11,715 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 11,715 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(15) Represents (i) 49,128 shares of common stock, (ii) 6,141 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 6,141 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(16) Represents (i) 7,000 shares of common stock, (ii) 875 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 875 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.

(17) Represents (i) 4,552 shares of common stock, (ii) 569 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 569 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(18) Represents (i) 35,560 shares of common stock, (ii) 4,445 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 4,445 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Catalyst Investment Management Company, LLC, is a registered investment advisor and is responsible for making the investment decisions of the selling stockholder, and therefore, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(19) Represents (i) 105,520 shares of common stock, (ii) 13,190 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 13,190 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(20) Represents (i) 5,600 shares of common stock, (ii) 700 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 700 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(21) Represents (i) 111,112 shares of common stock, (ii) 13,889 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 13,889 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Nader C. Kazeminy, the controlling principal of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(22) Represents (i) 11,120 shares of common stock, (ii) 1,390 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,390 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(23) Represents (i) 8,800 shares of common stock, (ii) 1,100 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,100 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(24) Represents (i) 8,000 shares of common stock, (ii) 1,000 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,000 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(25) Represents (i) 24,000 shares of common stock, (ii) 3,000 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 3,000 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Thomas P. Hollo, the beneficiary of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(26) Represents (i) 111,112 shares of common stock, (ii) 13,889 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 13,889 shares of common stock issuable upon exercise of a Class B common stock purchase warrant. In accordance with rule 13d-3 under the securities exchange act of 1934, Whitney Small Cap GP, LLC, the general partner of the selling stockholder, may be deemed a control person, with voting and investment control, of the shares owned by such entity. The selling stockholder has notified us that they are not broker-dealers and/or affiliates of broker-dealers.
(27) Represents (i) 8,056 shares of common stock, (ii) 1,007 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,007 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(28) Represents (i) 10,000 shares of common stock, (ii) 1,250 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 2,500 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.
(29) Represents shares of common stock issued upon the exercise of stock options in 2005.
(30) Represents (i) 10,000 shares of common stock, (ii) 1,250 shares of common stock issuable upon exercise of a Class A common stock purchase warrant, and (iii) 1,250 shares of common stock issuable upon exercise of a Class B common stock purchase warrant.


                              PLAN OF DISTRIBUTION

Each Selling Shareholder (the " Selling Shareholders ") of the common stock (" Common Stock ") of Amerityre Corporation, a Nevada corporation (the " Company ") and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Shareholder may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o settlement of short sales entered into after the date of this prospectus;

     o broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale;

     o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     o    any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the " Securities Act "), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Each Selling Shareholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Shareholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Shareholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify certain Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Shareholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Shareholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders or any other person. We will make copies of this prospectus available to the Selling Shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock. As of March 8, 2006, we had 40,000,000 shares of common stock authorized and there were 20,977,460 shares of common stock issued and outstanding, held of record by approximately 550 registered stockholders. Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol "AMTY." Each holder of common stock is entitled to one vote per share held of record on all matters submitted to a vote of the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the board of directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights. All of the shares of common stock offered under this prospectus will, when issued, be fully paid and non-assessable.

                                  LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

                                     EXPERTS

The consolidated financial statements of Amerityre Corporation as of June 30, 2005, 2004 and 2003 included in this Prospectus have been so included in reliance on the report of HJ & Associates, LLC independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our certified public accountants with respect to accounting practices or procedures or financial disclosure.

                            DESCRIPTION OF BUSINESS

General
-------

We were incorporated as a Nevada corporation on January 30, 1995 under the name American Tire Corporation and changed our name to Amerityre Corporation in December 1999. We own certain proprietary and nonproprietary technology to manufacture tires from polyurethane foam and polyurethane elastomer.

Polyurethane Foam Tire Technology
---------------------------------

We  currently  produce  Flatfree(TM)   polyurethane  foam  tires  for  bicycles,
wheelchairs, lawn and garden products, and outdoor power equipment products (the "Products").

Polyurethane Elastomer Passenger Car Tire Technology
----------------------------------------------------

We are engaged in the development of polyurethane elastomer tires for highway and agricultural use based on our proprietary technology and various methods and processes relating to the manufacturing of those tires from liquid elastomers. The polyurethane elastomer material is identified by us as Elastothane(TM). Elastothane (TM) and the technology to produce tires using Elastothane(TM) are significant to us because we believe that combined they result in a tire that can be produced quickly and less expensively than traditional rubber pneumatic tires, while meeting or exceeding the performance of those tires.

We have produced a limited number of prototype polyurethane car tires and conducted independent laboratory testing to demonstrate that these tires comply with existing federal safety standards for new-pneumatic tires, FMVSS 109, and the proposed revisions to those standards, FMVSS 139, which takes effect in July 2007. Compliance with FMVSS 109 and subsequently, FMVSS 139, is necessary to commercially market pneumatic car tires within the United States. FMVSS 139 retains many of the test components of FMVSS 109, with the following major changes:

(1) Endurance and Low Inflation Pressure Test. Test remains 34 hours, but extends the final load step from 22 hours to 24 hours. Load percentages have been reduced from 90/100/110% to 85/90/100%. In addition, at the end of the 34 hours of endurance testing, the tire will be run under-inflated (20psi) at 120 km/h (75 mph) for 90 minutes;

(2) Speed test. Test remains a total of 90 minutes with a 2 hour warm-up; however, speeds for each 30 minute segment have been increased from 75/80/85 mph to 140/150/160 km/h [87/93/99 mph], respectively; and

(3) Aging effects performance test. Implementation of the aging effects performance test has been deferred until the NHTSA has completed additional research and issues a new proposal.

In addition to inventing polyurethane elastomer passenger car tires, we have invented the manufacturing equipment necessary to produce these tires in limited quantities. We have filed several applications for method and process patents with respect to various aspects of this technology. We have completed fabrication of prototype manufacturing equipment to mold the polyurethane elastomer tires and we are fabricating certain additional pieces of manufacturing equipment that are necessary to assemble the reinforcement materials (i.e., beads, belts and plies) utilized in connection with manufacturing the tire. This work is continuing and we expect to make improvements to the method, process and equipment as needed so that these tires can be produced in commercial qualities.

During the quarter we announced that we had entered into a Product Development Agreement with Genmar Holdings, Inc., Minneapolis, Minnesota, one of the world's largest manufacturers of recreational boats, to design and develop prototype polyurethane "run-flat" boat trailer tires based on our passenger car tire technology. We estimated the time frame for completing the development project to be approximately six months (May 2006). If the development project is successfully completed, and evaluation and testing by Genmar is satisfactory, the parties will move to an agreement that will allow Genmar to commercially manufacture "run-flat" boat trailer tires.

Non-pneumatic Temporary/Spare Tire Technology
---------------------------------------------

We also are developing a temporary/spare tire out of polyurethane elastomer. Our initial project, a 'zero' pressure non-pneumatic temporary/spare tire, was developed for prospective use as a temporary/spare tire for passenger vehicles. These tires do not contain air and do not require inflation. In April 2005, we announced that prototype non-pneumatic temporary/spare tire had passed FMVSS 129 testing. FMVSS 129, is the applicable safety standard for new, non-pneumatic tires that must be met before the tires can be offered commercially. We believe that this is a major breakthrough in tire technology because, to the best of our knowledge, no other company has developed a non-pneumatic tire that has successfully met FMVSS 129 standard. We have initiated discussions with automobile manufacturers about making these tires available to their customers as original equipment temporary/spare tires. In addition, we continue testing prototype designs of the non-pneumatic temporary/spare tire for other vehicles/applications.

Polyurethane Retread Material
------------------------------

During the quarter we began development of a compound and manufacturing process for retreading medium commercial truck tires with a polyurethane elastomer tread compound. We believe our retreading process has broad application for the medium commercial truck tire market. The tire retreading process being developed by Amerityre involves applying the polyurethane tread compound to the rubber tire casing in such a way that the tread "seamlessly locks" to the tire casing without pressure or re-vulcanization. We have conducted a series of pull tests at an independent laboratory to test the adhesion of our polyurethane elastomer tread compound to rubber tire casings. The results of the test have indicated that our compounds meet acceptable industry requirements. We are continuing with the development of the process for applying the polyurethane tread materials to the rubber tire casings.

In addition to laboratory testing, we have been conducting field tests of the polyurethane elastomer retreads on a number of truck tires that are being evaluated by a mining company. We are continuing to test these tires to better assess their performance characteristics in such a high duty application.

Competition
------------

Currently, we know of a few companies that utilize a manufacturing process similar to ours to produce tires from polyurethane foam (i.e., Green Tire, UK; Alshin Tire, USA; KIK Technology International, Inc., USA; Woo Tire, China; and Krypton-India, India). In addition to manufacturers of polyurethane foam tires, as a potential OEM supplier, we compete directly with firms that manufacture and market conventional low-duty pneumatic and semi-pneumatic tires made from rubber. Our technology differs from existing polyurethane foam tire technology in at least two ways, including: (1) the formulation of the polyurethane; and
(2) the manner in which the polyurethane is distributed throughout the mold.

The underlying basis of our foam tire technology and processes make our Products the only polyurethane based Flatfree[TM] tires that utilize a foam consisting of millions of closed cells containing compressed air. Therefore, our Products have an equivalent "pneumatic ride-quality" without going flat when punctured.

Tires that our Products compete against are essentially a commodity. The not-for-highway use tire industry has historically been highly competitive and several of our competitors have financial resources which substantially exceed ours. In addition, many competitors are large companies (i.e., Kenda, Japan; Chengshin Rubber, China; and Carlisle Tire, USA) that have established brand name recognition, have established distribution networks for their products, and have developed consumer loyalty to such products.

We know of no other companies that have technology capable of formulating and producing polyurethane elastomer compounds suitable for passenger car tire use, in particular, pneumatic and/or non-pneumatic passenger car tires that comply with U.S. Federal Motor Vehicle Safety Standards for those tires.

Manufacturing, Supplies, and Quality Control
--------------------------------------------

Substantially all of our Products produced with polyurethane foam are manufactured utilizing single and/or multiple head, centrifugal molding machines. These machines produce Products by pouring a proprietary based polyurethane formula into a mold, which then spreads out in the mold through centrifugal force. The molding process occurs when the liquid polyurethane formula (made up of isocyanide and polyol) is combined with a catalyst. This combination causes a chemical reaction that results in the cross linking of the chemicals, which thereafter become solid. The mold then moves to the next station where the Product is removed and the process is repeated.

Our chemicals are available from multiple suppliers. We believe that we can obtain sufficient quantities of raw materials without significant problems or delays.

Although we have one customer that accounted for approximately 12% of total sales during the fiscal year ended June 30, 2005, we don't believe that our business operations are dependent on that customer.

All of our Products are inspected following the manufacturing process and prior to shipment to ensure quality. Any Product considered by our quality control personnel to be defective is disposed of through traditional refuse collection services or can be ground into pellets, which can be melted and reused to make other products and reduce waste of raw materials.

Patents
--------

Our technology is proprietary. Set forth in the schedule below are patents that have been issued or for which a patent application is pending with respect to our technology.


Description of Patents                          U.S. Patent No.    Issued Date
----------------------                          ---------------   -------------
Method for Making Polyurethane Tires
 with an Outer Skin                                 4,855,096       8/08/1989
Apparatus for Making Foam Products                  4,943,223       7/24/1990
Apparatus and Method for Manufacturing
 an Item From Polyurethane Foam and the Like        5,906,836       5/25/1999
Improved Method for Making Tires and the Like       6,165,397      12/26/2000
Non-Pnuematic Tire and Rim Combination              6,431,235       8/13/2002
Run Flat Tire with Elastomeric Inner Support        6,679,306       1/20/2004
Elastomeric Tire with Arch Shaped Shoulders         6,971,426      12/06/2005
Tire Core Package for Use in Manufacturing a Tire
  with Belts, Plies and Beads and Process of Tire
  Manufacture                                       6,974,519      12/13/2005


Description of Patents Pending                            Action    Status
------------------------------                            ------    ------
Method for Manufacturing a Tire with Belts, Plies and
 Beads Utilizing a Precured Elastomer and Cold Rolling    Filed     Pending
Air No-Air Elastomeric Tire                               Filed     Pending
Method for Manufacturing an Air No-Air Tire with
 Belts and Beads                                          Filed     Pending
Improved Method and Apparatus for Forming a Core of
 Plies, Belts and Beads and for Positioning the Core
 in a Mold for Forming an Elastomeric Tire                Filed     Pending
Improved Method and Apparatus for Suspending a Core of
 Plies, Belts and Beads and for Positioning the Core in
 a Mold for Forming and Elastomeric Tire                  Filed     Pending
Method and Apparatus for Forming an
 Elastomeric Tire                                         Filed     Pending
Method and Apparatus for Forming a Wheel
 from a Urethane Material
Run Flat Tire Insert System                               Filed     Pending

Trademarks
-----------

We have used various trademarks in association with marketing our Products, including the names Arcus(R), Flatfree(TM), Amerityre(R) , Elastothane(TM), Tire Technology for the 21st Century(TM).

Regulation and Environmental Compliance
----------------------------------------

We know of no particular federal or state regulations applicable to our manufacturing processes. We are subject to various local, state, and federal laws and regulations including, without limitation, regulations promulgated by federal and state environmental and health agencies, the federal Occupational Safety and Health Administration, and laws pertaining to hiring, treatment, safety, and discharge of employees. Our manufacturing operations must also meet federal, state, and local regulatory standards in the areas of labor, safety, and health. We believe that we operate in compliance with such regulations, including laws relating to the handling and use of materials that may be deemed to be hazardous materials.

Employees
----------

As of March 8, 2006 we had 26 full-time employees, including 15 salaried and 11 hourly employees. We may hire temporary labor for manufacturing needs as required. None of our employees are represented by a labor union. We believe that we will be able to hire a sufficient quantity of qualified laborers in the local area to meet our employment needs. Our manufacturing process does not require special training, other than orientation to our production techniques and specific equipment. None of our employees is represented by a collective bargaining agreement. We consider our relations with our employees to be good.

                             DESCRIPTION OF PROPERTY

In October 2002, we leased our executive and manufacturing facilities located at 1501 Industrial Road, Boulder City, Nevada. The property consists of a 49,200 square foot building, which includes approximately 5,500 square feet of office space, situated on approximately 4.15 acres. The term of the lease is five years expiring October 14, 2007, subject to our right to purchase the property. The base rent is $16,000 per month for the first year, with annual increases of $500 per month during the term of the lease. We believe the facility will be sufficient to handle our office and production needs for the next few years. It is our opinion that we maintain adequate insurance coverage for loss or damage to our leased facilities under our existing insurance policy.

                                LEGAL PROCEEDINGS

We are not presently subject to any material legal proceedings other than as set forth below:

In November 2005, Continental Automotive Licensing Corp. ("Petitioner") filed a Petition for Cancellation #92045199 ("Petition") in the United States Patent and Trademark Office (the "Trademark Office") against Richard A. Steinke, our Chairman, President and Chief Executive Officer. Petitioner alleges that it is being, has been, and will be damaged by the continued existence of the Amerityre(R) trademark and has asked the Trademark Office to cancel the registration. This registered trademark (Registration No. 2,401,989) was issued November 7, 2000 by the Trademark Office to Mr. Steinke and assigned by him to us in June 2001. We believe that the Petition is without merit and we expect to vigorously defend our use of the trademark.

          MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol "AMTY." The following table sets forth for the periods indicated the high and low sale prices of our common stock. Prices represent inter-dealer quotations without adjustment for retail markups, markdowns or commissions and may not represent actual transactions.

                                                     HIGH             LOW
                                               ---------------   -------------
YEAR ENDED JUNE 30, 2004

First Quarter                                  $          5.38   $       3.45
Second Quarter                                            6.42           3.90
Third Quarter                                            12.74           6.69
Fourth Quarter                                           11.95           8.20

YEAR ENDED JUNE 30, 2005

First Quarter                                  $          9.75   $       6.45
Second Quarter                                            8.06           6.00
Third Quarter                                             7.85           4.95
Fourth Quarter                                            7.45           4.80

YEAR ENDED JUNE 30, 2006
First Quarter                                  $          7.45   $       5.25
Second Quarter                                            6.50           4.15

As of March 8, 2006, there were approximately 550 holders of record of our common stock and 20,977,460 shares of common stock outstanding.

We have never declared or paid cash dividends on our capital stock. We currently expect to retain our future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of Directors.

                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

The consolidated statements of operations data for the years ended June 30, 2003, 2004 and 2005, and the consolidated balance sheet data at June 30, 2004 and 2005, are derived from our audited consolidated financial statements appearing elsewhere in this prospectus. The consolidated statements of operations data for the years ended June 30, 2001 and June 30, 2002, and the consolidated balance sheet data at June 30, 2001 and 2002, are derived from our audited consolidated financial statements that are not included in this prospectus. The consolidated statements of operations data for the six months ended December 31, 2004 and 2005 and the consolidated balance sheet data at December 31, 2005 are derived from our unaudited consolidated financial statements included in this prospectus. The unaudited consolidated financial statements include, in the opinion of management, all adjustments that management considers necessary for the fair presentation of the financial information set forth in those statements. The historical results are not necessarily indicative of the results to be expected in any future period.

Because the following is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements from which this information was derived and their explanatory notes and Management's Discussion and Analysis, before making an investment decision.

                                                                      Year Ended June 30,                           Six Months
                                                ----------------------------------------------------------      Ended-December 31,
                                                                                                              ---------------------
                                                 2001         2002         2003         2004         2005      2004          2005
                                                -------     --------     --------     --------     -------   --------      --------
                                                               (in thousands, except per share data)
                                                                                                                     (unaudited)
Consolidated Statements of Operations Data:
Net sales                                       $   116   $     506    $   1,040    $   1,419    $   1,681   $   643      $     738
Cost sales                                          126         525          976        1,114        1,233       462            613

Gross profit (deficit)                              (10)        (19)          64          305          448       181            125

Consulting                                        1,315       1,505          340          371           77         0             99
Advisory group expense (2)                            0           0            0            0        6,134     6,134              0
Payroll and payroll taxes                           755         819        1,084        2,345        1,905       846          1,010
Depreciation and amortization                       175         223          299          296          386       195            181
Research and development (1)                          0           0           29          572          881       409            388
Selling, general and administrative               2,370       1,211        1,421        1,462        1,188       632            699

Total  expenses                                   4,616       3,758        3,173        5,046       10,571     8,216          2,377

Loss from operations                             (4,626)     (3,777)      (3,109)      (4,741)     (10,123)   (8,035)        (2,252)
Other income                                         62          31           17           20           50        21             26

Net loss                                        $(4,564)  $  (3,746)   $  (3,092)   $  (4,721)   $ (10,073)  $(8,014)     $  (2,226)

Basic loss per share                            $  (.38)  $    (.27)   $    (.21)   $    (.26)   $    (.53)  $  (.43)     $    (.11)
Weighted average number of shares outstanding    12,106      13,662       14,797       17,847       18,932    18,697         19,877

     (1) Research and development expenses were not broken out of Selling, general and administrative expenses until 2003.

     (2) During the period ended September 30, 2004, we issued options to acquire an aggregate of 3,000,000 shares of our common stock to certain non-employees in connection with an advisory agreement. We recognized a total of $6,134,000 in expense associated with the issuance of these options and deferred $1,000,000 as stock offering costs until related funding was received. We estimated the fair value of the stock options at the grant date by using the Black-Scholes option pricing model.

                                                                                At June 30,                            At
                                                    ---------------------------------------------------------     December-31,
                                                                                                                      2005
                                                                                                               ----------------
                                                      2001      2002        2003       2004         2005
                                                    --------  ---------  ----------  ----------  ----------
                                                                                  (in thousands)
        Consolidated Balance Sheet Data:                                                                          (unaudited)
Cash and cash equivalents                           $    530  $     774  $    2,491  $    1,591  $    2,122    $          2,578
Total current assets                                $    965  $   1,341  $    3,137  $    2,415  $    3,081    $          3,704
Total assets                                        $  1,856  $   2,045  $    4,584  $    4,061  $    4,627    $          5,265
Total liabilities (3)                               $    356  $     115  $       95  $       59  $       85    $          1,216
Total stockholders' equity                          $  1,500  $   1,930  $    4,488  $    4,002  $    4,542    $          4,049

     (3) All liabilities are current liabilities; we do not have any long-term liabilities.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

This discussion and analysis contains statements of a forward-looking nature relating to future events or our future financial performance or financial condition. Such statements are only predictions and the actual events or results may differ materially from the results discussed in or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" as well as those discussed elsewhere in this Prospectus. The historical results set forth in this discussion and analysis are not necessarily indicative of trends with respect to any actual or projected future financial performance. This discussion and analysis should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus.

Overview

We were incorporated as a Nevada corporation on January 30, 1995 under the name American Tire Corporation and changed our name to Amerityre Corporation in December 1999. We own certain proprietary and nonproprietary technology to manufacture tires from polyurethane foam and polyurethane elastomer.

Polyurethane Foam Tire Technology
----------------------------------

We  currently  produce  Flatfree(TM)   polyurethane  foam  tires  for  bicycles,
wheelchairs, lawn and garden products, and outdoor power equipment products (the "Products").

Polyurethane Elastomer Passenger Car Tire Technology
-----------------------------------------------------

We are engaged in the development of polyurethane elastomer tires for highway and agricultural use based on our proprietary technology and various methods and processes relating to the manufacturing of those tires from liquid elastomers. The polyurethane elastomer material is identified by us as Elastothane(TM). Elastothane (TM) and the technology to produce tires using Elastothane(TM) are significant to us because we believe that combined they result in a tire that can be produced quickly and less expensively than traditional rubber pneumatic tires, while meeting or exceeding the performance of those tires.

We have produced a limited number of prototype polyurethane car tires and conducted independent laboratory testing to demonstrate that these tires comply with existing federal safety standards for new-pneumatic tires, FMVSS 109, and the proposed revisions to those standards, FMVSS 139, which takes effect in July 2007. Compliance with FMVSS 109 and subsequently, FMVSS 139, is necessary to commercially market pneumatic car tires within the United States. FMVSS 139 retains many of the test components of FMVSS 109, with the following major changes:

(1) Endurance and Low Inflation Pressure Test. Test remains 34 hours, but extends the final load step from 22 hours to 24 hours. Load percentages have been reduced from 90/100/110% to 85/90/100%. In addition, at the end of the 34 hours of endurance testing, the tire will be run under-inflated (20psi) at 120 km/h (75 mph) for 90 minutes;

(2) Speed test. Test remains a total of 90 minutes with a 2 hour warm-up; however, speeds for each 30 minute segment have been increased from 75/80/85 mph to 140/150/160 km/h [87/93/99 mph], respectively; and

(3) Aging effects performance test. Implementation of the aging effects performance test has been deferred until the NHTSA has completed additional research and issues a new proposal.

In addition to inventing polyurethane elastomer passenger car tires, we have invented the manufacturing equipment necessary to produce these tires in limited quantities. We have filed several applications for method and process patents with respect to various aspects of this technology. We have completed fabrication of prototype manufacturing equipment to mold the polyurethane elastomer tires and we are fabricating certain additional pieces of manufacturing equipment that are necessary to assemble the reinforcement materials (i.e., beads, belts and plies) utilized in connection with manufacturing the tire. This work is continuing and we expect to make improvements to the method, process and equipment as needed so that these tires can be produced in commercial qualities.

During the quarter ended December 31, 2005, we announced that we had entered into a Product Development Agreement with Genmar Holdings, Inc., Minneapolis, Minnesota, one of the world's largest manufacturers of recreational boats, to design and develop prototype polyurethane "run-flat" boat trailer tires based on our passenger car tire technology. We estimated the time frame for completing the development project to be approximately six months (May 2006). If the development project is successfully completed, and evaluation and testing by Genmar is satisfactory, the parties will move to an agreement that will allow Genmar to commercially manufacture "run-flat" boat trailer tires.

Non-pneumatic Temporary/Spare Tire Technology
----------------------------------------------

We also are developing a temporary/spare tire out of polyurethane elastomer. Our initial project, a zero pressure non-pneumatic temporary/spare tire, was developed for prospective use as a temporary/spare tire for passenger vehicles. These tires do not contain air and do not require inflation. In April 2005, we announced that prototype non-pneumatic temporary/spare tire had passed FMVSS 129 testing. FMVSS 129, is the applicable safety standard for new, non-pneumatic tires that must be met before the tires can be offered commercially. We believe that this is a major breakthrough in tire technology because, to the best of our knowledge, no other company has developed a non-pneumatic tire that has successfully met FMVSS 129 standard. We have initiated discussions with automobile manufacturers about making these tires available to their customers as original equipment temporary/spare tires. In addition, we continue testing prototype designs of the non-pneumatic temporary/spare tire for other vehicles/applications.

Polyurethane Retread Material
------------------------------

During the quarter we began development of a compound and manufacturing process for retreading medium commercial truck tires with a polyurethane elastomer tread compound. We believe our retreading process has broad application for the medium commercial truck tire market. The tire retreading process being developed by Amerityre involves applying the polyurethane tread compound to the rubber tire casing in such a way that the tread "seamlessly locks" to the tire casing without pressure or re-vulcanization. We have conducted a series of pull tests at an independent laboratory to test the adhesion of our polyurethane elastomer tread compound to rubber tire casings. The results of the test have indicated that our compounds meet acceptable industry requirements. We are continuing with the development of the process for applying the polyurethane tread materials to the rubber tire casings.

In addition to laboratory testing, we have been conducting field tests of the polyurethane elastomer retreads on a number of truck tires that are being evaluated by a mining company. We are continuing to test these tires to better assess their performance characteristics in such a high duty application.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or U.S. GAAP. The preparation of these financial statements in accordance with U.S. GAAP requires us to utilize accounting policies and make certain estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingencies as of the date of the financial statements and the reported amounts of revenues and expense during a fiscal period. The Securities and Exchange Commission considers an accounting policy to be critical if it is important to a company's financial condition and results of operations, and if it requires significant judgment and estimates on the part of management in its application. Although we believe that our judgments and estimates are appropriate and correct, actual results may differ from those estimates.

We believe the following to be our critical accounting policies because they are important to the portrayal of our financial condition and results of operations and they require critical management judgments and estimates about matters that are uncertain. If actual results or events differ materially from those contemplated by us in making these estimates, our reported financial condition and results of operations for future periods could be materially affected.

Revenue Recognition
--------------------

Revenue is recognized when the sales amount is determined, shipment of goods to the customer has occurred and collection is reasonably assured. Product is shipped FOB origination.

Patents and Trademarks
-----------------------

Patent and trademark costs have been capitalized at June 30, 2005 totaling $407,642. The patents which have been granted are being amortized over a period of 20 years. Patents which are pending or are being developed are not being amortized. Amortization will begin once the patents have been issued. Amortization expense for the years ended June 30, 2005 and June 30, 2004 was $30,847 and $1,309, respectively. The Company evaluates the recoverability of intangibles and reviews the amortization period on a continual basis utilizing the guidance of SFAS 142, "Goodwill and Other Intangible Assets." Several factors are used to evaluate intangibles, including, but not limited to, management's plans for future operations, recent operating results and projected, undiscounted cash flows.

Inventory
----------

Inventory is stated at the lower of cost (computed on a first-in, first-out basis) or market. The inventory consists of chemicals, finished goods produced in the Company's plant and products purchased for resale.

Equity Securities
------------------

Equity securities issued for services rendered have been accounted for at the fair market value of the securities on the date of authorization.

Stock Options
--------------

As permitted by FASB Statement 148 "Accounting for Stock Based Compensation - Transition and Disclosure" (SFAS No. 148), the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and make proforma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less that the market price of the underlying common stock on the date of grant.

Valuation of Options and Warrants
----------------------------------

The valuation of options and warrants granted to unrelated parties for services are measured as of the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached, or (2) the date the counterparty's performance is complete. Pursuant to the requirements of EITF 96-18, the options and warrants will continue to be revalued in situations where they are granted prior to the completion of the performance.

Recent Accounting Pronouncements

During the year ended June 30, 2005, we adopted the following accounting pronouncements:

On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the first fiscal quarter of 2006, and have not yet determined what impact this standard will have on our financial position or results of operations.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material

(spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on us.

In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-sharing Transactions, which amends FASB statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on our financial statements.

In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on our financial statements.

The implementation of the provisions of these pronouncements are not expected to have a significant effect on our consolidated financial statement presentation.

Results of Operations - Three and Six Months Ended December 31, 2005 and 2004

Net Sales

For the three month period ended December 31, 2005 we had net sales of $302,255, a slight decrease from net sales of $303,801, for the same period last year. However, for the six month period ended December 31, 2005, we had net sales of $738,224, a 15% increase over net sales of $643,573 for the comparable period last year. The increase in net sales for the six-month period in 2005 over 2004 was due primarily to further expansion of our Products sales among retail chain customers and distributors.

Cost of Goods Sold

Our cost of sales for the three month period ended December 31, 2005 was $258,439, or 86% of sales as compared to $215,891, or 71% of sales for the same period last year, resulting in a gross profit of $43,816, or 14% as compared to a gross profit of $87,910 or 29% for the prior year period. Our cost of sales for the six month period ended December 31, 2005 was $612,781, or 83% of sales as compared to $462,678, or 72%, resulting in a gross profit of $125,443, or 17% of sales compared to a gross profit of $180,895, or 28% for the prior year period. The reduction in our gross profit as compared to the prior year periods is a result of a revaluation of our standard costs after taking into account increases in base chemicals and steel wheel component costs for tire/wheel assemblies. To offset these increases in material costs, we have increased the sales price of our Products effective January 1, 2006 in an attempt to recapture the decrease in gross margin we have experienced.

Corporate Expense. For three and six month periods ended December 31, 2005, total operating expenses were $1,210,803 and $2,377,275, respectively, consisting primarily of consulting expense of $99,498 and $99,498, payroll and payroll taxes of $519,060 and $1,009,407, depreciation and amortization of $91,873 and $181,129, research and development costs of $151,825 and $388,208, and selling, general and administrative expenses of $348,336 and $698,822, respectively.

For the three and six month periods ended December 31, 2004, total operating expenses were $953,124 and $8,216,157, respectively, consisting primarily of payroll and payroll taxes of $428,908 and $846,470, depreciation and amortization of $102,607 and $194,953, research and development of $110,798 and $409,166, selling, general and administrative expenses of $310,620 and $630,795, respectively, and, in the six month period, an expense of $6,134,000 for advisory group services associated with the grant of options to acquire an aggregate of 3,000,000 shares of our common stock to third-party consultants during the period. The value of the options was calculated using the Black-Scholes option pricing model.

During the six month period ended December 31, 2004, we recognized an expense of $6,134,000 for advisory group services associated with the grant of options to acquire an aggregate of 3,000,000 shares of our common stock to third-party consultants during the period. The value of the options was calculated using the Black-Scholes option pricing model. Our selling, general and administrative expenses since that time have not included deferred stock offering costs, which at December 31, 2005 aggregated $1,083,278. This amount has been recorded as a reduction in stockholders' equity due to its association with the proposed offering of our securities. In February 2006, we closed a private placement of our securities for gross offering proceeds of $3.87 million, therefore the deferred offering costs will be expensed in the subsequent period.

Excluding the effect of the one-time $6,134,000 expense for advisory group services associated with the grant of options for the 2004 periods as detailed above, our corporate expenses for the six month period ended December 31, 2005, when compared to our corporate expenses for the six month period ended December 31, 2004, increased approximately $295,000 due to annual increases in salary and payroll, increased sales, marketing and media relations expenses, and the payment of outside consulting fees for specialty services. We anticipate that our monthly operating expenses for the next six months will remain consistent with the average monthly expenses of the first six months, at approximately $400,000 per month.

Interest Expense. We had no interest expense during the three and six month periods ended December 31, 2005 and 2004, respectively.

Other Income. For the three and six month periods ended December 31, 2005, we had other income of $7,658 and $26,014, respectively, earned on account receivables and temporary investments of cash not immediately needed in ordinary daily business. For the three and six month periods ended December 31, 2004, we had other income of $7,407 and $21,176, respectively, earned on account receivables and temporary investments of cash not immediately needed in ordinary daily business.

We experienced net losses of $1,159,329 and $2,225,818, respectively, for the three and six month periods ended December 31, 2005, compared to net losses of $857,807 and $8,014,086 for the same periods in 2004. The basic losses per share for the current periods were $0.06 and $0.11, respectively, compared to basic losses per share of $0.05 and $0.43 for prior year periods.

Liquidity and Capital Resources

During the three and six month periods ended December 31, 2005, we financed our operations through collecting accounts receivable and issuing common stock for cash paid in connection with the exercise of outstanding stock options and prepayment of certain salaries.

At December 31, 2005, we had current assets of $3,704,381 and current liabilities of $1,215,751, for a working capital surplus of $2,488,630, a decrease of $507,890 over the working capital surplus of $2,996,520 we had at June 30, 2005. We had cash and cash equivalents of $2,577,694 and net accounts receivable of $75,617 at December 31, 2005 compared to cash and cash equivalents of $2,122,320 and net accounts receivable of $168,838 at June 30, 2005. Our increase in cash and equivalents at December 31, 2005, is attributable to the exercise of outstanding options during the period. Our cash and cash equivalents include $836,820 of cash received as part of an ongoing private offering of our securities during the period. The subscription amounts were recorded at December

31, 2005, as a current liability under the line item "stock subscription deposits." Subsequent to December 31, 2005, we completed the stock offering. As a result of completing the offering the "stock subscription deposits" liability will be reduced to $0 for the period ending March 31, 2006.

At December 31, 2005, we had net property and equipment of $1,125,751, after deduction of accumulated depreciation of $2,027,326. At December 31, 2005, our property and equipment consisted mainly of leasehold improvements, $120,767; molds and models, $353,591; equipment, $2,324,730; furniture and fixtures, $73,652; and software, $280,337.

Net cash used by our operating activities for the six month period ended December 31, 2005 was $1,686,062, compared to $1,211,739 for the same period in 2004. Our operations for the six month period ended December 31, 2005 were funded primarily by cash and cash equivalents, accounts receivables, and the issuance of common stock for services and salaries. Our operations for the six month period ended December 31, 2004 were funded primarily the same way.

Net cash used by investing activities for the six month period ended December 31, 2005 was $105,384, including payments for patents and trademarks and purchase of property and equipment, compared to $93,609 in the prior year period for similar purposes.

Cash provided by financing activities for the six month period ended December 31, 2005 totaled $2,246,820 comprised of $836,820 in proceeds from a stock subscription deposits and additional cash proceeds from the issuance of common stock for the exercise of outstanding options. Cash provided by financing activities for the prior year period totaled $880,000 in proceeds from the issuance of common stock.

To supplement our cash needs during the 2006 fiscal year we have (1) obtained approximately $1,400,000 in funding through the exercise of outstanding options;
(2) issued common stock in lieu of cash as compensation for employment, development, and other professional services; and (3) raised $3.87 million in working capital through the private offering of our securities. We do not anticipate needing any additional working capital through the balance of the 2006 fiscal year to implement our operating plan.

Off-Balance Sheet Arrangements
-------------------------------

We currently have no off balance sheet arrangements.

Impact of Inflation
-------------------

We do not anticipate that inflation will have a material impact on our current operations.

Seasonality
------------

Because the significant portion of our current customers reside in the United States, we anticipate that sales of certain of our lawn and garden Products to those customers located in Northern portion of the United States could be reduced as a result of fall and winter climate and weather conditions.

Results of Operations--Years Ended June 30, 2005 and 2004

Net Sales

Since inception we have focused on the development of our technology and for a number of years we were considered a development stage company. The past two fiscal years we had limited revenues from the sale of our services and products. For the fiscal year ended June 30, 2005 we had net sales of $1,681,091, an 18% increase over net sales of $1,419,124, the previous year. This increase was due primarily further expansion of our Products sales among retail chain customers and original equipment manufacturers.

Cost of Goods Sold

Our cost of sales for the year ended June 30, 2005 was $1,233,181, or 73% of sales as compared to $1,114,230, or 78.5% of sales for the year ended June 30, 2004, resulting in a gross margin of $447,910 or 27% as compared to a gross margin of $304,894 or 21% for the respective periods. The improvement in our gross margin for the current year as compared to the prior year is a result of manufacturing efficiencies such as (a) increasing the size of chemical batches,
(b) dedicating production shifts to manufacturing single products (i.e., longer production runs), and (c) reducing labor costs by implementing line automation. We believe that our gross margin can continue to improve as our sales efforts generate additional product orders in such quantities to take further advantage of the manufacturing efficiencies. We believe we currently have sufficient manufacturing equipment and employees to merit a substantial increase in production without incurring a proportionately equivalent increase in labor costs.

We have experienced an increase in the cost of wheel components for our tire/wheel assemblies due to the increasing cost of steel. We have not passed the increases on to our customers and have elected to seek alternative suppliers for components that are priced more competitively. However, if the cost of steel wheel components continues to rise, we may elect to amend our product pricing to reflect the increase in component costs. Also, during the last six months our chemical pricing increased approximately 14% and we expect to see some additional upward pressure on chemical pricing during the next fiscal year.

Corporate Expense. For fiscal year 2005, total operating expenses were $10,571,052, consisting of consulting expenses of $77,000, payroll and payroll taxes of $1,905,177, depreciation and amortization of $385,726, research and development costs of $880,748, bad debt expense of $14,087, loss on impairment of assets of $18,054, selling, general and administrative expenses of $1,156,260, and an expense of $6,134,000 for advisory group services associated with the grant of options to acquire an aggregate of 3,000,000 shares of our common stock to third-party consultants. The value of the options was calculated using the Black-Scholes option pricing model and was expended during the three month period ended September 30, 2004, as reported in our quarterly report on Form 10QSB for that period.

For fiscal year 2004, total operating expenses were $5,045,895, consisting of consulting expenses of $370,666, payroll and payroll taxes of $2,345,082, depreciation and amortization of $296,232, research and development cost of $572,002, bad debt expense of $3,713 and selling, general and administrative expenses of $1,458,200.

Our corporate expenses increased from $5,045,895 in fiscal year 2004 to $10,571,052 in fiscal year 2005, for two main reasons: (1) the $6,134,000 for advisory group services associated with the grant of options and (2) increases in research and development expenses attributed to the development of our polyurethane elastomer car tire technology. However, for fiscal year 2005, we had reductions in consulting expenses of $293,666; payroll and payroll taxes of $439,905, and selling, general and administrative expenses of $301,940.

For fiscal year 2006 we are estimating that our total operating expenses will be approximately $5,000,000.

Interest Expense. We had no interest expense during fiscal years 2005 and 2004.

Other Income. For fiscal year 2005, we had other income of $50,134, consisting of interest income of $35,181 (earned on account receivables and temporary investments of cash not immediately needed in ordinary daily business) and miscellaneous income of $14,953. For fiscal year 2004, we had other income of $19,746, consisting of interest income of $17,234 (earned on account receivables and temporary investments of cash not immediately needed in ordinary daily business) and miscellaneous income of $2,512.

We experienced a net loss of $10,073,008 for the year ended June 30, 2005, compared to a net loss of $4,721,255 for the year ended June 30, 2004. The basic loss per share for fiscal year 2005 was $0.53 compared to $0.26 for fiscal year 2004, based on the weighted average number of shares outstanding of 18,931,779 and 17,846,910 for the respective periods.

Results of Operations--Years Ended June 30, 2004 and 2003

Net Sales

For a substantial portion of our operating history we focused on the development of our technology and have been a development stage company. During this time we had limited revenues from the sale of or Products. In October 2001, we began selling our Products to bicycle shops, hardware stores and tire stores in the United States through the use of a few independent regional sales representatives traveling throughout their respective regions. In April 2003, we began to implement changes to our sales and marketing plan based on a product sector approach. This change helped us to increase our sales, so that our net sales for the year ended June 30, 2004 were $1,419,124, a 36% increase over net sales for the year ended June 30, 2003 of $1,040,246.

Cost of Goods Sold

Our cost of sales for the year ended June 30, 2004 was $1,114,230, or 78.5% of sales as compared to $976,132, or 93.8% of sales for the year ended June 30, 2003, resulting in a gross margin of $304,894 or 21.5% as compared to a gross margin of $64,114 or 6.2% for the respective periods. The increase in our gross margin for the year ended June 30, 2004, is a direct result of incorporating revisions to our methods, processes and costs in order to achieve increase manufacturing efficiencies. We are continuing to effect these revisions and we believe that, for the fiscal year ending June 30, 2005, our direct costs as a percent of sales will continue to be reduced as our volume of Product sales exceeds the fixed costs of minimum Product production (i.e., labor and raw material costs, etc.). We believe we currently have sufficient manufacturing equipment and employees to merit a substantial increase in production without incurring a proportionately equivalent increase in labor costs. In addition, we continue to seek reductions in raw material and component costs from our principal suppliers.

During the year ended June 30, 2004, we experienced an increase in the cost of wheel components for our tire/wheel assemblies due to the increasing cost of steel. We did not pass the increases on to our customers and elected to seek alternative suppliers for components that were priced more competitively. However, if the cost of steel wheel components continues to rise during fiscal year 2005, we may elect to amend our product pricing to reflect the increase in component costs. During the reporting period, our chemical pricing remained relatively constant. We know of no other predictable events or uncertainties that may be reasonably expected to have a material negative impact on the net sales revenues or income from our operations other than a the continuation of the sluggish U.S. economy that has occurred over the past several months and the reduced consumer spending resulting therefrom.

Corporate Expense. For fiscal year 2004, total operating expenses were $5,045,895, consisting of consulting expenses of $370,666, payroll and payroll taxes of $2,345,082, depreciation and amortization of $296,232, research and development cost of $572,002, bad debt expense of $3,713 and selling, general and administrative expenses of $1,458,200, resulting in a loss from operations of $4,741,001. For fiscal year 2003, total operating expenses were $3,173,149, consisting mainly of consulting expenses of $339,934, payroll and payroll taxes of $1,083,910, depreciation and amortization of $298,625, research and development costs of $28,607, bad debt expense of $51, loss on impairment of assets of $67,982 and selling, general and administrative expenses of $1,354,040, resulting in a loss from operations of $3,109,035.

Our corporate expenses increased from $3,173,149 in fiscal year 2003 to $5,045,895 in fiscal year 2004, in large part to the following reasons: (1) An increase in outside product and marketing consulting fees as a result of issuing common stock for services valued at current market value in lieu of cash payments; (2) An increase in executive and employee compensation as a result of issuing common stock for services valued at current market value in lieu of cash payments; and (3) An increase in research and development expenses, in large part attributed to the specific endeavor to develop our polyurethane elastomer car tire technology. In connection with the foregoing, during fiscal year 2004, we issued equity instruments for services in lieu of cash with an aggregate value of $2,176,692.

For  fiscal  year  2005  we  are  estimating  that  our  selling,   general  and
administrative expenses will remain relatively constant with the approximately $5,000,000 expended in fiscal year 2004.

Interest Expense. We had no interest expense during fiscal years 2004 and 2003.

Other Income. For fiscal year 2004, we had other income of $19,746, consisting of interest income of $17,234 (earned on account receivables and temporary investments of cash not immediately needed in ordinary daily business) and miscellaneous income of $2,512. In fiscal year 2003, we had other income of $17,063, consisting of interest income of $16,397 and $666 of miscellaneous income.

We experienced a net loss of $4,721,255 for the year ended June 30, 2004, compared with a net loss of $3,091,972 for the year ended June 30, 2003. The basic loss per share for fiscal year 2004 was $0.26 as compared to $0.21 for fiscal year 2003, based on the weighted average number of shares outstanding of 17,846,910 and 14,796,744 for the respective periods.

Liquidity and Capital Resources

During the fiscal year ended June 30, 2005, we financed our operations through collecting accounts receivable and issuing common stock for: cash (paid in connection with the exercise of outstanding stock options); prepayment of certain salaries; and payment of professional services. For the fiscal year ended June 30, 2004, we financed our operations in the same manner.

At June 30, 2005, we had current assets of $3,081,348 and current liabilities of $84,828, for a working capital surplus of $2,996,520, an increase of $640,389 over the working capital surplus of $2,356,131 we had at June 30, 2004. We had cash and cash equivalents of $2,122,320 and net accounts receivable of $168,838 at June 30, 2005 compared to cash and cash equivalents of $1,591,289 and net accounts receivable of $167,002 at June 30, 2004. Our increase in cash and equivalents at June 30, 2005, is attributable to the exercise of outstanding options during the year.

Net cash used by our operating activities for the fiscal year 2005 was $2,618,898, compared to $2,197,583 for the fiscal year 2004. Our operations for fiscal year 2005 were funded primarily by cash and cash equivalents, accounts receivables, and the issuance of common stock for services and salary. Our operations for fiscal 2004 were funded primarily the same way.

At June 30, 2005, we had net property and equipment of $1,141,315, after deduction of accumulated depreciation of $1,858,950. At June 30, 2004, we had net property and equipment of $1,445,993, after deduction of accumulated depreciation of $1,567,187. At June 30, 2005, our property and equipment consisted mainly of leasehold improvements, $120,767; mold and models, $343,031; equipment, $2,280,888; furniture and fixtures, $70,678; and software, $184,901, compared to leasehold improvements, $163,896; molds and models, $315,282; equipment, $2,253,217; furniture and fixtures, $70,033; vehicles, $25,851; and software, $184,901, at June 30, 2004.

Our financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have historically incurred significant losses which have resulted in a total retained deficit of $36,463,835 at June 30, 2005 which raises substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

We have taken certain steps to maintain our operating and financial requirements in an effort to enable us to continue as a going concern until such time that revenues are sufficient to cover expenses, including: (1) evaluating (A) our cost of goods and equipment utilization and requirements of our manufacturing operations, and (B) our sales and marketing plan on a product sector basis; (2) continued revisions to our methods, processes and costs in order to achieve necessary manufacturing efficiencies (i.e., line automation, reduced material costs, reduced product waste, etc.); and (3) seeking reduced material and component costs from suppliers.

In addition, to expanding revenue opportunities during the fiscal year we have commenced a program of (1) licensing manufacturing and distribution rights to certain of our polyurethane tire products to third-party manufacturers based on such factors as geographical locations and boundaries; (2) selling manufacturing equipment to third-party manufacturers to manufacture products utilizing our manufacturing equipment and processes; (3) selling our proprietary polyurethane chemical systems to third-party manufacturers that utilize our manufacturing equipment and processes; and (4) offering contract design and engineering services to the tire and auto industries.

To supplement our cash needs during the 2006 fiscal year we have (1) obtained approximately $1,500,000 in funding through the exercise of outstanding options; and (2) expect to issued common stock in lieu of cash as compensation for employment, development, and other professional services.

The combination of our accounts receivables and our cash and cash equivalents are expected to meet the balance of our operational needs during the 2006 fiscal year. We are currently evaluating funding strategies to help outset any cash shortfalls that may occur after during the 2006 fiscal year.

We anticipate that during the 2006 fiscal year we will need approximately $4,000,000 to implement our plan and to meet our working capital requirements.

Our  ability to  continue as a going  concern is  dependent  upon our ability to
successfully   accomplish  the  plan  described  above,  and  eventually  attain profitable operations.

The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements
-------------------------------

We currently have no off balance sheet arrangements.

Impact of Inflation
--------------------

We do not anticipate that inflation will have a material impact on our current operations.

Seasonality
------------

Because the significant portion of our current customers reside in the United States, we anticipate that sales of certain of our lawn and garden Products to those customers located in Northern portion of the United States could be reduced as a result of fall and winter climate and weather conditions.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to changes in prevailing market interest rates affecting the return on our investments but do not consider this interest rate market risk exposure to be material to our financial condition or results of operations. We invest primarily in United States Treasury instruments with short-term (less than one year) maturities. The carrying amount of these investments approximates fair value due to the short-term maturities. Under our current policies, we do not use derivative financial instruments, derivative commodity instruments or other financial instruments to manage our exposure to changes in interest rates or commodity prices.

                  MANAGEMENT--DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

     The following sets forth certain information regarding our directors as of March 8, 2006:

Name of Nominee*        Age   Principal Occupation
----------------       -----  ---------------------
Richard A. Steinke      63    Chief Executive Officer, President and Chairman of
                              our Board of Directors

Elliott N. Taylor       47    Executive  Vice  President,  General  Counsel  and
                              Chief Administrative Officer

James G. Moore, Jr.     57    Vice President of Operations and Engineering

Gary N. Benninger       64    Executive  Vice  President  and  Chief   Operating
                              Officer

Anders A. Suarez        40    Chief Financial Officer

David K. Griffiths      68    Secretary and Treasurer

Louis M. Haynie         78    Director

Henry D. Moyle          75    Director

Wesley G. Sprunk        68    Director

Norman H. Tregenza      68    Director

Steve M. Hanni          37    Director

Kenneth C. Johnsen      47    Director

Richard A. Steinke is our founder and currently serves as our President, Chairman and Chief Executive Officer. From January 1992 to December 1994, he served as Chairman and C.E.O. of Alanco Environmental Resources, Inc., a manufacturer of environmental/pollution control equipment, Salt Lake City, Utah. From June 1985 to December 1991, he was the Chairman and C.E.O. of UTI Chemicals, Inc., a developer and manufacturer of urethane chemicals, El Toro, California. He received a B.A. in Political Science and Economics from the University of Arizona, Tucson, Arizona, in 1967.

Elliott N. Taylor became Executive Vice President and General Counsel in June 2002. Prior to joining us, he was the principal attorney for Taylor and Associates, Inc., a law firm in Salt Lake City, Utah, specializing in corporate and securities law since May 1993. From August 1991 to March 1993, he was the general counsel and chief financial officer for Carbon Fiber Products, Inc., Ogden, Utah, a manufacturer of composite products for the golf industry. From November 1987 to July 1991, he was an associate attorney at Kruse, Landa &
Maycock, a law firm in Salt Lake City, Utah. He received a J.D. from the University of Tulsa, Tulsa, Oklahoma in 1986 and a B.S. in Political Science from Utah State University, Logan, Utah in 1982.

James G. Moore, Jr. joined us in August 1997. Prior to his employment by us, he worked at The Goodyear Tire & Rubber Company, in Akron, Ohio, where he had over 25 years of experience as a master tire carver, which included five years at the Goodyear apprentice school for tire tread pattern carving and mold carving.

Dr. Gary N. Benninger became our Chief Operating Officer in October 2005. Dr. Benninger served as Director of Technology Development from 1999 to 2005 by Magna International, Inc., a $20+billion diversified auto parts supplier. In this capacity, Dr. Benninger was responsible for identifying key new technologies as well as managing the design, engineering and manufacturing launch of target products. During 1998 and 1999, Dr. Benninger was the Chief Operating Officer of the North American Operations of Becker Group, a $1.5 billion privately held automotive interior systems supplier. Prior to joining Becker, he was the Executive Vice President of Engineering and R&D at Magna and also served as Division General Manager and Vice President of Product Development. He has also worked for Ford Motor Company as an engineering manager and the National Aeronautics and Space Administration (NASA) as a research scientist. Dr. Benninger received his B.S. (1964), M.S. (1965), and Ph.D. (1970) degrees all in physics at the West Virginia University, Morgantown, West Virginia.

Anders Suarez was appointed our chief financial officer in July 2004. Prior to his appointment he worked as our Financial Systems Administrator since October 2003. Prior to joining us, from 1999 to 2003, Mr. Suarez worked as a project manager/senior consultant for ePartners, Inc., Phoenix, Arizona, a leading provider of Microsoft-based business solutions for middle market companies. He received his B.S. in Finance from the University of Arizona, Tucson, Arizona in 1995, and his M.B.A. from Thunderbird-The American Graduate School of International Management, Glendale, Arizona in 1996.

David K. Griffiths has been our Secretary/Treasurer since December 2000 and was our principal accounting officer from February 1995 to June 2004. From 1960 to 1995, he was self-employed as an accountant/consultant for various small businesses. He offers the Company 45 years experience in accounting and accounting related systems. He received a B.S. in Accounting from Arizona State University, Tempe, Arizona in 1959.

Louis M. Haynie has been a member of our Board of Directors since July 1997. Mr. Haynie's past board services include, Research Medical, Inc., Salt Lake City, Utah, the University of Utah Regents Advisory Board, Redwood Land Co., Salt Lake City, Utah, and MIS Corporation, Franklin, Tennessee. Mr. Haynie has a law degree from the University of Utah and has been in the private practice of law since 1951.

Henry D. Moyle has been a member of our Board of  Directors  since  March  1999.
Since 1992, he has been President and C.E.O. of Silver Lake Company, and formerly President and C.E.O. of Brighton Properties, Inc. From 1970 to 1983, he was President and C.E.O. of Research Industries Corporation. He received a B.A. from Stanford in 1957, and a J.D. degree from the University of Utah in 1959. He is the owner of Sunset Canyon Ranch, raising cattle and racehorses, and serves on the Board of Directors of Silver Lake Company and Sunset Medical Corporation.

Wesley G. Sprunk, joined our board in January 2003. Mr. Sprunk owns and operates Saf-Tee Siping & Grooving, a tire siping equipment manufacturing company and Tire Service Equipment Mfg. Co., Inc., a manufacturer and marketer of automotive wheel service equipment and recycling equipment, both located in Phoenix, Arizona.

Norman H. Tregenza, joined our board in April 2003 and has over 40 years experience in corporate finance, including 12 years as an investment officer in the securities division of TIAA-CREF, New York City. Mr. Tregenza co- founded Tempo Enterprises, Inc. in 1976 to act as a common carrier for Turner Communication's Superstation's signal to the RCA satellite. Tempo obtained a listing on the American Stock Exchange in 1986. Before being sold to Telecommunications, Inc. (TCI) in 1988, Tempo owned several cable TV companies, radio stations and its own satellite TV network while supplying the Superstation's signal to approximately 50 million homes. TCI was acquired by AT&T in 2000. Mr. Tregenza received a B.A. from St. Lawrence University, Canton, NY, in 1959, and a MBA from NYU in 1963.

Steve M. Hanni is currently a partner in the accounting firm of Stayner, Bates & Jensen, PC in Salt Lake City, Utah. He was formerly an audit partner with HJ & Associates, LLC from 1997 to 2001. Since November 2002, he also serves on a part-time basis as Chief Financial Officer for Emergency Filtration Products, Inc., Las Vegas, a public company that produces masks and filters for medical devices that are designed to reduce the possibility of transmission of contagious diseases, and distributes a blood clotting device for surgery, trauma and burn wound management. Emergency Filtration Products, Inc. is traded on the

NASDAQ OTCBB under the symbol "EMFP". Mr. Hanni received his BA from Weber State University in 1993 and an MA in Accounting from Weber State University in 1994. He has worked extensively with small public companies in numerous industries.

Kenneth C. Johnsen, currently serves as a member of the Board of Directors of Joy Global, Inc., Milwaukee, Wisconsin (NASDAQ: JOYG), a worldwide leader in manufacturing, servicing and distributing equipment for surface and underground mining. From April 2001 to June 2005, Mr. Johnsen was a Director, President and Chief Executive Officer of Geneva Steel, Vineyard, Utah. Mr. Johnsen also served in various other capacities at Geneva Steel, including Executive Vice President, Secretary and General Counsel for the period between October 1991 and April 2001. Prior to joining Geneva, Mr. Johnsen was an attorney with Parr, Waddoups, Brown, Gee & Loveless in Salt Lake City, Utah from 1986 to 1991. Mr. Johnsen earned a B.A. in Finance from Utah State University (1982), and a J.D. from Yale Law School in 1985.

Audit Committee

Our Audit Committee includes directors Wesley Sprunk, Norman Tregenza and Steve Hanni (appointed September 2005 to the Board of Directors and designated as chairman of the Audit Committee). Our Board of Directors has determined that Steve Hanni is an "audit committee financial expert" as defined under new SEC regulations, who is independent of management. The tasks and responsibilities of the Audit Committee include (i) the review and discussion of the audited financial statements with management, (ii) discussing with the independent auditors the matters required to be discussed by the Statement of Auditing Standards No. 61, as may be modified or supplemented, and (iii) receiving from auditors disclosure regarding the auditors' Independence Standards Board
Standard No. 1, as may be modified or supplemented. Members of the audit committee met 4 times during the fiscal year ended June 30, 2005.

Executive Committee

Our Executive Committee consists of Richard A. Steinke, Louis M. Haynie, Kenneth Johnsen and Henry D. Moyle, Jr. The Executive Committee's purpose is to: (1) review and make recommendations regarding our short-term and long-term operating plan; and (2) review management's plans regarding product development, product pricing structure, product market segments and product marketing strategy and make recommendations regarding changes and/or modifications thereto.

The Executive Committee meets on an ad hoc basis from time to time as determined by Mr. Steinke, who serves as chairman of the Executive Committee, until such time as the Executive Committee is disbanded or until their successors are duly elected and shall qualify. Members of the executive committee met four times during the fiscal year ended June 30, 2005.

Compensation Committee

Our Compensation Committee includes Louis M. Haynie, Steve Hanni and Wesley G. Sprunk. The Compensation Committee meets as necessary but at least once annually to review executive compensation and make recommendations regarding compensation to the full board. The Compensation Committee met twice during the fiscal year ended June 30, 2005.

Nominating Committee

Our Nominating Committee includes Henry D. Moyle , Kenneth Johnsen and Norman H. Tregenza. The Nominating Committee meets as necessary but at least once annually to consider and recommend potential nominees for directorships to the full board. The Nominating Committee charter is posted on our website at www.amerityre.com. Pursuant to the charter, the Nominating Committee will consider candidates for directorships proposed by any shareholder although there is no formal procedure for making such proposals.

Meetings of our Board of Directors

Our Board of Directors held ten meetings during the 2005 fiscal year (including those meetings conducted by telephone conferencing).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and 10% stockholders (collectively, "Reporting Persons") to file with the SEC initial reports of ownership and changes in ownership of our Common Stock. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on our review of the copies of such reports received or written representations from certain Reporting Persons that no other reports were required, we believe that during our fiscal year ended June 30, 2005, all Reporting Persons timely filed all such reports.

Code of Ethics

We have adopted a Code of Business Conduct that applies to all our directors, officers and employees. A copy of the code of ethics will be provided free of charge upon written request to our Secretary at the address shown on the coverage page of this report and is accessible, free of charge at our Internet website, http://www.amerityre.com. If we grant waivers from or make amendments to this code of ethics that are required to be disclosed pursuant to the Securities Exchange Act of 1934 or applicable listing requirements, we will make those disclosures on our website within four business days following the date of such waiver or amendment. Our website and the information contained in or connected to our website are not part of this report.

Compensation to Executive Officers

The following table shows the compensation received for the fiscal years ended June 30, 2005, 2004, 2003 and 2002 by (1) the individual who served as our Chief Executive Officer and (2) the four other most highly compensated individuals who served as one of our executive officers during the fiscal years ended June 30, 2005, 2004, 2003 and 2002 (the "Named Executive Officers").

                           Summary Compensation Table
                                                            Long Term Compensation
                                                            ----------------------
                     Annual Compensation                    Awards       Payouts
                                              Other         Restricted
Name and                                      Annual        Stock       Options  LTIP     All other
Principal Position Year   Salary    Bonus($)  Compensation  Awards      /SARs    Payout  Compensation
------------------ ---- ---------  ---------  ------------  ---------  --------  -------  ------------
Richard A. Steinke 2005  $598,000     -0-     $    -0-       $-0-        $-0-     $-0-     $  48,750
CEO, Pres. and     2004  $474,500     -0-     $  492,000     $-0-        $-0-     $-0-     $   -0-
Chairman           2003  $424,000     -0-     $    -0-       $-0-        $-0-     $-0-     $   -0-
                   2002  $400,000     -0-     $   30,000      -0-         -0-      -0-         -0-

Elliott N. Taylor, 2005  $180,000     -0-     $    -0-       $-0-        $-0-     $-0-     $   -0-
Executive V.P.     2004   120,000     -0-     $   81,999     $-0-        $-0-     $-0-     $   -0-
                   2003   120,000     -0-          -0-       $-0-        $-0-     $-0-     $   -0-
                   2002     5,000     -0-          -0-        -0-         -0-      -0-         -0-

In July 2004, our board authorized the issuance of 65,000 shares of restricted common stock to Richard Steinke as employment compensation from July 1, 2004 through June 30, 2005. The value of the shares was $598,000, based on $9.20 per share, the closing price of the common stock on the date of the board resolution.

In July 2004, we issued 5,000 shares of our restricted common stock as a one-time payment to the Richard Steinke, in exchange for an assignment and transfer of certain patents to the Company. The shares were valued at $9.75 per share based on the closing price of our common stock as quoted on the OTC Bulletin Board July 1, 2004. The expense associated with the acquisition of the technology will be amortized over the remaining life of the applicable patents. Due to Mr. Steinke's relationship to the Company, the transaction cannot be considered to have been negotiated at arm's length.

Pursuant to a resolution of our board of directors in December 2001, Richard A. Steinke was issued 100,000 shares of restricted common stock in lieu of cash compensation for services through December 31, 2001 and an additional 100,000 shares of restricted common stock as prepaid compensation through June 30, 2002. The aggregate value of the 200,000 shares was $400,000 based on the closing price of our common stock on the date of the board resolution. In November 2002, the board authorized the issuance of 200,000 shares of restricted common stock to Mr. Steinke as employment compensation from July 1, 2002 through June 30, 2003. The aggregate value of the 200,000 shares was $424,000, based on the closing price of our common stock on the date of the board resolution.

In October 2003, our board authorized the issuance of 125,000 shares of restricted common stock to Mr. Steinke as employment compensation from July 1, 2003 through June 30, 2004. The value of the shares was $472,500, based on the closing price of the common stock on the date of the board resolution. In May 2004, the board approved the issuance of 60,000 shares of common stock to Mr. Steinke as additional compensation for service provided during the fiscal year. The value of the shares was $492,000, based on the closing price of our common stock on the date of the board resolution.

During the year ended June 30, 2004, Elliott N. Taylor received a base salary of $120,000. In addition, the board approved the issuance of 10,000 shares of common stock to Mr. Taylor as additional compensation for services provided during the fiscal year. The value of the shares was $81,999, based on the closing price of our common stock on the date of the board resolution.

Employment Benefits

We provided health and medical insurance to our executive officers similar to that which is made available to all full time employees, and we reimbursed our executive officers for reasonable out-of-pocket expenses incurred in connection with our business.

As a condition to employment, our management and key personnel are required to sign a non-disclosure and non-competition agreement. Under the terms of the agreement, employees are not able to provide services or information deemed confidential by us to any other company or person which directly or indirectly competes with us in the tire industry or an industry which we intended to enter. There is no time limitation on the non-disclosure aspect of the agreement. The non-competition clause is for a period of two years and prevents a former employee or consultant from acting as an employee, consultant or in any other capacity for a competitor. Additionally, all employees are required, as a condition of their employment, to enter into a non-disclosure agreement related to any information or process deemed confidential by us.

Option/SAR Grants in Fiscal Year Ended June 30, 2005

The following table summarizes stock option grants during fiscal year 2005 to our Chief Executive Officer and our other Named Executive Officers.



                     OPTION/SAR GRANTS DURING LAST FISCAL YEAR
                                     Individual Grants
                     -----------------------------------------------------
                     Number of     % of Total
                     Securities    Options/SARs
                     Underlying    Granted to      Exercise or
                     Options/SARs  Employees       Base Price   Expiration
Name                 Granted       in Fiscal Year  ($/Share)    Date
-------------------  ------------  --------------  -----------  ----------
       (a)               (b)            (c)            (d)         (e)

Elliott N. Taylor      25,000           24          $6.40       12/15/09

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by our Chief Executive Officer and our other Named Executive Officers during the fiscal year ended June 30, 2005.

                                                   Number of
                                                   Securities    Value of
                                                   Underlying    Unexercised
                                                   Unexercised   In-the-Money
                                                   Options/SARs  Options/SARs
                     Shares                        at FY-End(#)  at FY-End($)
                     Acquired       Value          Exercisable/  Exercisable/
Name                 on Exercise(#) Realized($)    Unexercisable Unexerciable
-------------------  -------------  -------------  ------------  ------------
       N/A               N/A           N/A             N/A            N/A

Pension Table
-------------
Not Applicable.

Other Compensation
------------------
None.

Compensation of Directors

In December 2004, we issued options to acquire an aggregate of 80,000 shares of our common stock to non-employee directors for annual service on our Board of Directors pursuant to our 2004 Non-Employee Directors' Stock Incentive Plan. These options vested on June 15, 2005, are exercisable at $6.40 per share and expire on December 15, 2007.

In addition to the above compensation, as compensation for serving on the audit committee, in September 2005, the Board of Directors approved annual compensation for the chairman of the Audit Committee of $25,000, payable quarterly in cash or stock.

Employment Contracts and Change in Control Arrangements

Effective October 2005, we have written employment agreements with Richard Steinke, Elliott Taylor, Gary Benninger, Anders Suarez, James Moore, and David Griffiths, as follows:

     Schedule of Employment Agreement and Key Terms for Executive Officers
----------------------- ------- -------- -------------- --------------- ------------ -------------------------------
                                                             Additional    Adjusted
                                 Base       ($) Value       ($) Value      Annual
Name Executive                  Annual         Cash           Stock        Salary           Stock Award and/or
Officer/Title           Term    Salary      Compensation   Compensation    FY 2006            Option Grants
----------------------- ------- -------- -------------- --------------- ------------ -------------------------------
Richard A. Steinke,      7/05     $500K       $300,000       *$200,000     $500,000   * 30,303 shares valued at
Pres and CEO             thru                                                         $6.60/sh and 300,000 options
                         6/08                                                         at $6.60/sh; 5 year term;
                                                                                      options vest 1/3 annually
Gary N. Benninger       10/05     $250K       $250,000        *$53,600     $303,600
Chief Operating          thru                                                         * 10,000 shares valued at
Officer                 10/06                                                         $5.36/sh vesting 1/15/06; and
                                                                                      150,000 options at $5.36/sh;
                                                                                      5 yr term; options vest 1/3
                                                                                      annually
Elliott N. Taylor,       7/05     $250K       $250,000               -     $250,000
ExecVP/Gen'l Counsel     thru                                                         150,000 options at $6.60/sh;
                         7/08                                                         5 yr term; options vest 1/3
                                                                                      annually
Anders A. Suarez,        7/05     $125K       $125,000               -     $125,000
Chief Financial          thru
Officer                  7/08                                                         75,000 options at $6.60/sh; 5
                                                                                      yr term; vest 1/3 annually

James G. Moore, Jr.,     7/05     $125K       $125,000               -     $125,000
VP -  Engineering &      thru                                                         75,000 options at $6.60/sh; 5
Manufacturing            6/08                                                         yr term; vest 1/3 annually

David K. Griffiths       7/05      $72K        $72,000               -      $72,000
Secretary/Treasurer      thru                                                         25,000 options at $6.60/sh; 5
                         6/06                                                         year term; 100% vesting at 6/30/06
----------------------- ------- -------- -------------- --------------- ------------ -------------------------------

In the event of either termination for cause or due to a change of control, the above employees are entitled to salary, earned bonus compensation and benefits for the lesser of the balance of the respective employment agreement or twelve
(12) months.

Other than the above, there are no change of control arrangements with any person.

Benefit Plans

2002 Plan and 2005 Plan Summary
--------------------------------

Both the 2002 Plan and the 2005 Plan (the "Award Plans") are intended to reward employees and other individuals who contribute to our success and to provide them with a stake in the enterprise as shareholders. Consistent with this belief, the award of stock options has been and will continue to be an important element of our compensation program.

We intend to use the Award Plans to (a) attract competent directors, executive personnel, and other employees, (b) aid in the retention of the services of existing directors, executive personnel, and employees, and (c) provide incentives to all of such personnel to devote the utmost effort and skill to our advancement by permitting them to participate in ownership and thereby permitting them to share in increases in the value which they help produce.

The Award FPlans are administered by our Compensation Committee (the "Committee") appointed from time to time by our board of directors. Awards granted under the Award Plan may be incentive stock options ("ISOs") as defined in the Internal Revenue Code of 1986, as amended (the "Code"), appreciation rights, options which do not qualify as ISOs, or stock bonus awards which are awarded to our employees, including officers and directors, who, in the opinion of the board or the Committee, have contributed, or are expected to contribute, materially to our success. In addition, at the discretion of our Board of Directors or the Committee, options or bonus stock may be granted to individuals who are not employees but contribute to our success.

The exercise price of options granted under the Award Plans (as determined by our Board of Directors), may be based on the fair market value of the underlying common stock at the time of grant and, in the case of ISOs may not be less than

100% of the fair market value of such capital stock on the date the option is granted (110% of the fair market value in the case of 10% stockholders).

Options granted under the Award Plans shall expire no later than ten years after the date of grant (five years in the case of ISOs granted to 10% stockholders). The option price may be paid by cash or, at the discretion of our Board of Directors or Committee, by delivery of a promissory note or shares of our Common Stock already owned by the optionee (valued at their fair market value at the date of exercise), or a combination thereof.

All of our employees, officers, and directors are eligible to participate under the Award Plans. A maximum of 2,000,000 shares are available for grant under each Award Plan. The identification of individuals entitled to receive awards, the terms of the awards, and the number of shares subject to individual awards, are determined by our Board of Directors or the Committee, in their sole discretion provided, however, that in no event may the aggregate fair market value of shares for which an ISO is first exercisable in any calendar year by any eligible employee exceed $100,000.

The aggregate number of shares with respect to which options or stock awards may be granted under the Award Plans, the number of shares covered by each outstanding option, and the purchase price per share shall be adjusted for any increase or decrease in the number of issued shares resulting from a recapitalization, reorganization, merger, consolidation, exchange of shares, stock dividend, stock split, reverse stock split, or other subdivision or consolidation of shares.

Our Board of Directors or the Committee may from time to time alter, amend, suspend, or discontinue the Award Plans with respect to any shares as to which options or stock awards have not been granted. However, no such alteration or amendment (unless approved by our stockholders) shall (a) increase (except adjustment for an event of dilution) the maximum number of shares for which options or stock awards may be granted under the Award Plans either in the aggregate or to any eligible employee: (b) reduce (except adjustment for an event of dilution) the minimum option prices which may be established under the Award Plans; (c) extend the period or periods during which options may be granted or exercised; (d) materially modify the requirements as to eligibility for participation in the Award Plans; (e) change the provisions relating to events of dilution; or (f) materially increase the benefits accruing to the eligible participants under the Award Plans.

If a participant to whom an option is granted exercises such option by payment of the exercise price in whole or in part with previously owned shares, the optionee will not realize income with respect to the number of shares received on exercise which equals the number of shares delivered by the optionee. The optionee's basis for the delivered shares will carry over to the option shares received. With regard to the number of non-qualified option shares received which exceeds the number of shares delivered, the optionee will realize ordinary income at the time of exercise; and the optionee's tax basis in these additional option shares will equal the amount of ordinary income realized plus the amount of any cash paid.

Recipients of ISOs will not be required to recognize income at the time of the grant of the options or at the time of exercise of the options as long as the stock received on exercise is held for at least two years from the date of the grant of the ISOs or one year from the date of exercise (although the difference between the fair market value of the stock and the exercise price paid at the time of exercise must be taken into account for alternative minimum tax purposes). If the stock received upon exercise of an ISO is disposed of prior to the expiration of either of such time periods, the optionee will be required to recognize as ordinary income the amount by which the fair market value of the stock received at the time of exercise exceeds the exercise price of the ISOs.

Under the Award Plans, stock appreciation rights ("SARs") can be granted at the time an option is granted with respect to all or a portion of the shares subject to the related option. SARs can only be exercised to the extent the related option is exercisable and cannot be exercised for the six-month period following the date of grant, except in the event of death or disability of the optionee. The exercise of any portion of either the related option or the tandem SARs will cause a corresponding reduction in the number of shares remaining subject to the option or the tandem SARs thus maintaining a balance between outstanding options and SARs. SARs permit the holder to receive an amount (in cash, shares, or a combination of cash and shares, as determined by our Board of Directors at the time of grant) equal to the number of SARs exercised multiplied by the excess of the fair market value of the shares on the exercise date over the exercise price of the related options.

Under the terms of the Award Plans, our board of directors or the Committee may also grant stock awards which may, at the discretion of our Board of Directors or Committee, be subject to forfeiture under certain conditions. Recipients of stock awards will realize ordinary income at the time of the lapse of any forfeiture provisions equal to the fair market value of the shares less any amount paid in connection with the issuance (our Board of Directors or the Committee can require the payment of par value at the time of the grant). We will realize a corresponding compensation deduction. The holder will have a basis in the shares acquired equal to any amount paid on exercise plus the amount of any ordinary income recognized by the holder. On sale of the shares, the holder will have a capital gain or loss equal to the sale proceeds minus his or her basis in the shares.

2004 Non-Employee Directors' Stock Incentive Plan
--------------------------------------------------

The 2004 Plan was established to attract, motivate and retain qualified non-employee Directors. The 2004 Plan will provide a means for non-employee Directors to increase their equity ownership consistent with our guidelines for stock ownership by non-employee Directors. The 2004 Plan has not been submitted to our shareholders for approval.

The date of grant to eligible directors is December 15th of each year during the life of the 2004 Plan and for any supplemental grant, on a date determined by the Board of Directors. An eligible director is any person who on the date of grant is a member of the Board of Directors.

A total of 1,200,000 shares of common stock may be awarded under the 2004 Plan. If any shares subject to any award granted thereunder are forfeited or such award otherwise terminates without the issuance of such shares or of other consideration in lieu of such shares, the shares subject to such award, to the extent of such termination or forfeiture, shall again be available for grant under the 2004 Plan during the term of the Plan.

The 2004 Plan has a duration of five (5) years commencing on December 15, 2004. Awards of Stock Options and of Restricted Stock under this Plan shall be made at the discretion of the Board of Directors, subject to a maximum individual award of up to 10,000 Stock Options or up to 10,000 shares of Restricted Stock, or some combination aggregating no more than 10,000 total in any one year. Determination of such awards, if any, shall be made annually by the entire board of directors, with the exercise price of Stock Options or the value of the Restricted Stock to be determined as of December 1st. The term of Stock Options shall be three years from the date of grant. Under no circumstances shall any option vest in less than six months from the date of grant.

In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or any other change in our corporate structure affecting common stock, or a sale by us of all or a substantial part of its assets, or any distribution to stockholders other than a cash dividend, our Board of Directors will make appropriate adjustment in the number and kind of shares authorized by the Plan, and any adjustments to outstanding awards as it deems appropriate. However, no fractional shares of common stock will be issued pursuant to any such adjustment, and the fair market value of any fractional shares resulting from adjustments will be paid in cash to the awardee.

All options and restricted stock granted to an awardee shall automatically terminate and be null and void as of the date an eligible director's service on the Board of Directors terminates if the directorship is terminated as a result of any act of (a) fraud or intentional misrepresentation, or (b) embezzlement, misappropriation, or conversion of assets or opportunities of our company.

Equity Compensation Plan Information

The following table sets forth information as of the end of June 30, 2005 with respect to compensation plans under which our equity securities are authorized for issuance.

                           Number of Securities to              Weighted-Average
                               be Issued upon                  Exercise Price of              Number of Securities
                           Exercise of Outstanding                 Outstanding                Remaining Available
                             Options, Restricted               Options, Restricted            for Future Issuance
                               Stock Units and                   Stock Units and                  Under Equity
                             Performance Units                 Performance Units               Compensation Plans
Plan Category (1)                  A (4)                               B                               C
------------------        -------------------------          ---------------------           ----------------------
Equity compensation                    395,000               $             5.04                            209,191
   plans approved by
   security holders

                                       46

Equity compensation
   plans not approved
   by security
   holders (1) (2) (3)              3,550,000                $             6.59                          1,020,000
                          -------------------------          ---------------------           ----------------------

Total                               3,945,000                $             6.31                          1,229,191
                          -------------------------          ---------------------           ----------------------

(1) Includes options to acquire up to 470,000 shares at an exercise price of $3.00 per share that expire July 31, 2005, owned beneficially and of record by Focus Sales and Marketing, L.L.C. and issued as compensation in association with product marketing services.

(2) Includes 3,000,000 Options to certain non-employees at an exercise price of $7.00 per share. The closing price for our common stock on the date the Option grants were authorized was $6.95 per share. The Options vest immediately, but are exercisable only as follows: (a) one-third of the total Options are exercisable on the earlier of September 13, 2006 or the first day after the closing price of our common stock has equaled or exceeded a price equal to 150% of the exercise price for 20 consecutive trading days; (b) one- third of the total Options are exercisable on the earlier of September 13, 2006 or the first day after the closing price has equaled or exceeded a price equal to 175% of the closing price for 20 consecutive trading days; and (c) one-third of the total Options are exercisable on the earlier of September 13, 2006 or the first day after the closing price has equaled or exceeded a price equal to 200% of the closing price for 20 consecutive trading days.

(3) Includes options to acquire an aggregate of 80,000 shares of our common stock to non-employee directors for annual service on our Board of Directors pursuant to our 2004 Non-Employee Directors' Stock Incentive Plan. These options vested on June 15, 2005, are exercisable at $6.40 per share and expire on December 15, 2007.

(4) This table does not give effect to the 2005 Stock Option and Award Plan for the issuance of up to 2,000,000 options and/or shares that was approved by our board of directors in July 2005 and by the shareholders in December 2005. A total of 625,000 shares have been issued under the 2005 Plan.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 8, 2006 by: (1) each person known by us to be a beneficial owner of five percent or more of our common stock, (2) each of our directors, (3) each of our executive officers named in the Summary Compensation Table set forth herein and (4) all current directors and executive officers as a group.

                                             Number of      Percent of Total
Name and Address                             Shares(1)    Shares Outstanding (1)
------------------                        -------------  -----------------------

Richard A. Steinke (2)                      1,425,000           6.49%

Elliott N. Taylor  (5)                        360,860           1.72%

Gary N. Benninger                              10,000             *

Anders A. Suarez  (6)                          69,400             *

James G. Moore, Jr. (7)                        45,535             *

David K. Griffiths                             73,594             *

Louis M. Haynie (8)                           449,252           2.14%

Henry D. Moyle (9)                            727,252           3.47%

Wesley G. Sprunk (10)                         157,442             *

Norman H. Tregenza (11)                       341,552           1.63%

Steve Hanni                                     3,704             *

Kenneth C. Johnsen                              6,852             *

All current directors and executive
officers as a group (12 persons)            4,007,345          22.51%

Centuion Holdings, LLC
375 Park Avenue, Suite 2008
New York, NY 10152 (3)                       1,300,00           6.49%

Joseph J. Grano, Jr.                        1,481,900           7.06%

 *   Less than one percent.

     Beneficial ownership is determined in accordance with the rules of the SEC. In determining the number of shares beneficially owned by a person, options or warrants to purchase common stock held by that person that are currently exercisable, or become exercisable within 60 days following March 8, 2006, are deemed outstanding; however, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. We believe that all of the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

     As of March 8, 2006, 20,977,460 shares of common stock were issued and outstanding.

(1) All shares owned directly are owned beneficially and of record and such shareholder has sole voting, investment, and dispositive power, unless otherwise noted.

(2) Includes 455,000 shares owned beneficially and of record by Gemini Funding Services Profit Sharing Account, of which Richard A. Steinke is the principal beneficiary and 800,000 shares owned beneficially and of record by S102 Irrevocable Trust, for which Richard A. Steinke is the trustee.

(3) Represents options to acquire 1,300,000 shares at an exercise price of $7.00 per share that expire September 12, 2009.

(4) Includes options to acquire up to 200,000 shares at an exercise price of $4.00 per share that expire June 10, 2007, and 25,000 shares at an exercise price of $6.40 per share that expire December 15, 2009. Also includes 25,000 shares per power of attorney; 20,692 shares as custodian for Mr. Taylor's minor children; and 80,918 shares as trustee for family trusts.

(5) Includes options to acquire up to 30,000 shares at an exercise price of $3.80 per share that expire September 30, 2006, and 25,000 shares at an exercise price of $6.40 per share that expire December 15, 2009.

(6) Includes options to acquire up to 25,000 shares at an exercise price of $6.40 per share that expire December 15, 2009.

(7) Includes options to acquire up to 20,000 shares at an exercise price of $6.40 per share that expire December 15, 2007. Also includes 2,000 shares owned beneficially and of record by Gae B. Haynie, spouse of Louis M. Haynie, of which Mr. Haynie may be deemed to have beneficial ownership.

(8) Includes options to acquire up to 20,000 shares at an exercise price of $6.40 per share that expire December 15, 2007. Also includes 55,000 shares owned beneficially and of record by Vickie L. Moyle, spouse of Henry D. Moyle, and 11,000 shares owned beneficially and of record by a minor child, all of which Mr. Moyle may be deemed to have beneficial ownership.

(9) Includes options to acquire up to 20,000 shares at an exercise price of $6.40 per share that expire December 15, 2007, warrants to acquire 1,389 shares at an exercise price of $5 per share that expire January 31, 2009, and warrants to acquire 1,389 shares at an exercise price of $5.50 per share that expire January 31, 2011.

(10) Includes options to acquire up to 20,000 shares at an exercise price of $6.40 per share that expire December 15, 2007, warrants to acquire 700 shares at an exercise price of $5 per share that expire January 31, 2009, and warrants to acquire 700 shares at an exercise price of $5.50 per share that expire January 31, 2011. Also includes 13,000 shares held in an IRA, of which Mr. Tregenza is a beneficiary; 40,000 shares held of record by Norman H. Tregenza IV Trust, dated 9/26/86, Richard R. Keller trustee; 56,650 per power of attorney for Norman A. Tregenza, the son of Mr. Tregenza; 20,000 shares held in an IRA, of which Alyce B. Tregenza, the spouse of Mr. Tregenza is the beneficiary; 5,000 shares per power of attorney for Alyce B. Tregenza; 45,650 shares per power of attorney for Suzanne C. Moore, the daughter of Mr. Tregenza.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On October 29, 1999, we entered into an exclusive license agreement with our President, Richard A. Steinke, and two unrelated parties to license certain intellectual property rights known as "Apparatus for Making Foam Products" and "Method for Making Polyurethane Tires with an Outer Skin" embodied in United States Patent No.'s 4,943,223 and 4,855,096, respectively. The agreement gave us an exclusive license to use, sell, license, or otherwise exploit the technology worldwide in exchange for a royalty of $0.25 of the net selling price for all units produced utilizing the technology. The agreement required us to meet certain minimum production/royalty requirements. However, in October 2002, this agreement was amended to eliminate the provision requiring us to maintain minimum sales or royalties and restricting the royalty provision to those units produced and sold having a final production weight in excess of two (2) pounds. Effective July 1, 2004, the Agreement was amended to eliminate the royalty altogether in exchange for 15,000 shares of the Company's restricted common stock as a one-time payment to the licensees for their assignment and transfer of the technology to the Company. The closing price of the Corporation's common stock as quoted on the OTC Bulletin Board on July 1, 2004 was $9.75 per share, for a value of $146,250. The expense associated with the acquisition of the technology will be amortized over the remaining life of the applicable patents. Due to our President's relationship with us, the agreement and the related amendments cannot be considered to have been negotiated at arm's length.

In June 2002, we entered into an agreement with Taylor and Associates, Inc., our SEC counsel ("Taylor and Associates"), whereby, in consideration for our employment of Elliott Taylor as our Executive Vice President, we agreed to compensate Taylor and Associates for the potential financial detriment it might incur as the result of Mr. Taylor's employment by us. Mr. Taylor had been the principal attorney for Taylor and Associates since 1993. We have agreed to pay Taylor and Associates $2,750 per month for a period of 24 months, commencing on June 30, 2002 and continuing through May 31, 2004. At June 30, 2004, all amounts due under this arrangement were paid in full.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any of those reports, proxy statements or other documents at the public reference facilities maintained by the Commission at 100 F Street NE, Washington, DC 20549. Please call the Commission at 1-800-SEC-0330 for further information on its public reference facilities. These filings are also available to the public from commercial document retrieval services and at the Commission's Web site at www.sec.gov.

This prospectus constitutes a part of a registration statement on Form S-1 filed by us with the Commission under the Securities Act. This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit under the rules and regulations of the Commission. We refer to the registration statement and to the exhibits filed with the registration statement for further information with respect to Amerityre Corporation. Copies of the registration statement and the exhibits to the registration statement are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described above. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents, and each of those statements is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

                          INDEX TO FINANCIAL STATEMENTS

                            OF AMERITYRE CORPORATION

                                                                    Page



Unaudited Financial Statements of Amerityre Corporation
For The Three and Six Months Ended December 31, 2005 and 2004       F-1

Notes to the Unaudited Financial Statements of Amerityre
Corporation For The Three and Six Months Ended December 31, 2005
and 2004                                                            F-6

Audited Financial Statements of Amerityre Corporation
For the Years Ended June 30, 2005, 2004 and 2003                    F-11

Notes to the Audited Financial Statements of Amerityre
Corporation For the Years Ended June 30, 2005, 2004 and 2003        F-20

                              AMERITYRE CORPORATION
                                 Balance Sheets

                                                                         December 31, 2005           June 30, 2005
                                                                        ------------------        ------------------
                                                                            (Unaudited)
ASSETS
CURRENT ASSETS

      Cash and cash equivalents                                                $ 2,577,694               $ 2,122,320
      Accounts receivable - net                                                     75,617                   168,838
      Inventory                                                                    567,387                   646,798
      Prepaid expenses and other current assets                                    106,151                    62,489
      Special projects in progress                                                       -                       752
      Deferred stock offering expenses                                              83,278                    80,151
      Deposit on equipment                                                         294,254                         -
                                                                        ------------------        ------------------

          Total Current Assets                                                   3,704,381                 3,081,348
                                                                        ------------------        ------------------

PROPERTY AND EQUIPMENT

      Leasehold improvements                                                       120,767                   120,767
      Molds and models                                                             353,591                   343,031
      Equipment                                                                  2,324,730                 2,280,888
      Furniture and fixtures                                                        73,652                    70,678
      Software                                                                     280,337                   184,901
      Less - Accumulated depreciation                                           (2,027,326)               (1,858,950)
                                                                        ------------------        ------------------

          Total Property and Equipment                                           1,125,751                 1,141,315
                                                                        ------------------        ------------------

OTHER ASSETS

      Patents and trademarks - net                                                 398,830                   368,011
      Deposits                                                                      36,000                    36,000
                                                                        ------------------        ------------------

          Total Other Assets                                                       434,830                   404,011
                                                                        ------------------        ------------------

TOTAL ASSETS                                                                   $ 5,264,962               $ 4,626,674
                                                                        ==================        ==================

The accompanying notes are an integral part of these unaudited financial statements.

                              AMERITYRE CORPORATION
                           Balance Sheets (Continued)

                                                                             December 31, 2005        June 30, 2005
                                                                                (Unaudited)
                                                                             ------------------       --------------
LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

      Accounts payable                                                       $         246,372        $      49,904
      Accrued expenses                                                                  32,559               27,424
      Stock subscription deposits                                                      836,820                    -
      Deferred revenue - special projects                                              100,000                7,500
                                                                             ------------------       --------------

         Total Current Liabilities                                                   1,215,751               84,828
                                                                             ------------------       --------------

TOTAL LIABILITIES                                                                    1,215,751               84,828
                                                                             ------------------       --------------

STOCKHOLDERS' EQUITY

      Preferred stock: 5,000,000 shares authorized
        of $0.001 par value, -0- shares issued and
        Outstanding                                                                          -                    -
      Common Stock: 40,000,000 shares authorized of
        $0.001 par value, 20,065,480 and 19,505,216
        shares issued and outstanding, respectively                                     20,065               19,505
      Additional paid-in capital                                                    43,882,966           41,986,176
      Expenses prepaid with common stock                                              (100,000)                   -
      Deferred stock offering cost                                                  (1,000,000)          (1,000,000)

      Deferred consulting and directors compensation                                   (64,167)                   -
      Retained deficit                                                             (38,689,653)         (36,463,835)
                                                                             ------------------       --------------

         Total Stockholders' Equity                                                  4,049,211            4,541,846
                                                                             ------------------       --------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                   $       5,264,962        $   4,626,674
                                                                             ==================       ==============


The accompanying notes are an integral part of these unaudited financial statements.


                              AMERITYRE CORPORATION
                            Statements of Operations
                                   (Unaudited)


                                                        For the Three Months Ended               For the Six Months Ended
                                                               December 31,                            December 31,
                                                           2005               2004                  2005               2004
                                                        -----------        -----------           -----------       -----------
NET SALES                                               $   302,255        $   303,801           $   738,224       $   643,573

COST OF SALES                                               258,439            215,891               612,781           462,678
                                                        -----------        -----------           -----------       -----------

GROSS PROFIT                                                 43,816             87,910               125,443           180,895
                                                        -----------        -----------           -----------       -----------
EXPENSES

      Consulting                                             99,498                  -                99,498                 -
      Advisory group expense                                      -                  -                     -         6,134,000
      Payroll and payroll taxes                             519,060            428,908             1,009,407           846,470
      Depreciation and amortization                          91,873            102,607               181,129           194,953
      Research & development                                151,825            110,798               388,208           409,166
      Bad debt expense                                          211                191                   211               773
      Selling, general & administrative                     348,336            310,620               698,822           630,795
                                                        -----------        -----------           -----------       -----------


        Total Expenses                                    1,210,803            953,124             2,377,275         8,216,157
                                                        -----------        -----------           -----------       -----------


LOSS FROM OPERATIONS                                     (1,166,987)          (865,214)           (2,251,832)       (8,035,262)
                                                        -----------        -----------           -----------       -----------
OTHER INCOME

      Interest income                                         7,649              5,702                24,953            13,628
      Other income                                                9              1,705                 1,061             7,548
                                                        -----------        -----------           -----------       -----------
        Total Other Income                                    7,658              7,407                26,014            21,176
                                                        -----------        -----------           -----------       -----------

NET LOSS                                                $(1,159,329)       $  (857,807)          $(2,225,818)      $(8,014,086)
                                                        ===========        ===========           ===========       ===========

BASIC LOSS PER SHARE                                    $     (0.06)       $     (0.05)          $     (0.11)      $     (0.43)
                                                        ===========        ===========           ===========       ===========

WEIGHTED AVG NUMBER OF SHARES                            20,038,287         18,731,168            19,877,047        18,696,978
                                                        ===========        ===========           ===========       ===========


The accompanying notes are an integral part of these unaudited financial statements.

                              AMERITYRE CORPORATION
                            Statements of Cash Flows
                                   (Unaudited)

                                                                              Six Months Ended       Six Months Ended
                                                                                 December 31,          December 31,
                                                                                    2005                  2004
                                                                               ---------------       ----------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                  $      (2,225,818)     $    (8,014,086)
     Adjustments to reconcile net loss to
        net cash used by operating activities:
           Depreciation & amortization expense                                          181,129               194,953
           Common stock issued for services rendered                                    126,350                     -
           Amortization of expense prepaid with common stock                            105,834               472,053
           Options issued for advisory group services                                         -             6,134,000
     Changes in operating assets and liabilities:
           Decrease in accounts receivable                                               93,221                89,184
           Increase in prepaid expenses                                                 (43,662)              (35,895)
           Increase in other assets                                                    (296,629)                 (600)
           Decrease (increase) in inventory                                              79,411               (87,087)
           Increase in accounts payable and accrued expenses                            294,103                35,739
                                                                               ----------------       ---------------


              Net Cash Used by Operating Activities                                  (1,686,061)           (1,211,739)
                                                                               ----------------       ---------------
CASH FLOWS FROM INVESTING ACTIVITIES

     Cash paid for patents and trademarks                                               (43,572)              (60,897)
     Purchase of property and equipment                                                 (61,813)              (32,712)
                                                                               ----------------       ---------------

              Net Cash Used by Investing Activities                                    (105,385)              (93,609)
                                                                               ----------------       ---------------
CASH FLOWS FROM FINANCING ACTIVITIES

     Proceeds from stock subscription                                                   836,820                     -
     Proceeds from issuance of common stock                                           1,410,000               880,000
                                                                               ----------------       ---------------

              Net Cash Provided by Financing Activities                               2,246,820               880,000
                                                                               ----------------       ---------------
NET INCREASE (DECREASE) IN CASH

     AND CASH EQUIVALENTS                                                               455,374              (425,348)


CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                      2,122,320             1,591,289
                                                                                  -------------         -------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                        $   2,577,694         $   1,165,941
                                                                                  =============         =============


The accompanying notes are an integral part of these unaudited financial statements.

                              AMERITYRE CORPORATION
                      Statements of Cash Flows (Continued)
                                   (Unaudited)

                                                                          Six Months Ended      Six Months Ended
                                                                              December 31,          December 31,
                                                                                  2005                   2004
                                                                          ----------------      ----------------
SUPPLEMENTAL SCHEDULE OF CASH FLOW ACTIVITIES
                 Cash paid for interest                                   $              -      $              -
                 Cash paid for income taxes                               $              -      $              -

NON-CASH OPERATING ACTIVITIES
                 Common stock issued for services rendered                $        126,350      $              -
                 Common stock issued for prepaid services                 $        270,000      $        598,000

NON-CASH INVESTING/ FINANCING ACTIVITIES
                 Common stock issued for property & equipment             $         91,000      $              -
                 Options issued for advisory group service receivable     $              -      $      6,134,000


The accompanying notes are an integral part of these unaudited financial statements.


                              AMERITYRE CORPORATION
                   Notes to the Unaudited Financial Statements
                       December 31, 2005 and June 30, 2005

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited condensed financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations. The information furnished in the interim condensed financial statements includes normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements. Although we believe the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with our most recent audited financial statements and notes thereto included in our June 30, 2005 Annual Report on Form 10-KSB. Operating results for the six months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the current fiscal year ending June 30, 2006.

NOTE 2 - STOCK OPTIONS

During the period ended December 31, 2005, we issued options to acquire an aggregate of 625,000 shares of our common stock to certain employees in connection with their employment (the "Employment Options"). The Employment Options vest annually over a period of one to three years based on the employees continued employment by the Company. The exercise price for the Employment Options is $6.60 per share. The 625,000 options issued to the employees were issued at or above the market price of our common stock on the date of issue and are accounted for under APB 25, "Accounting for Stock Issued to Employees". As such, no compensation expense was recognized. Had compensation cost for the issuance of the options been determined based on fair market value at the grant dates consistent with the method of FASB Statement 123, "Accounting for Stock Based Compensation," there would have been no change to our net loss and loss per share, as noted with the pro forma amounts indicated below:

                                                 For the Three Months Ended             For the Six Months Ended
                                                        December 31,                         December 31,
                                                        ------------                         ------------
                                                      2005               2004               2005              2004
                                                      ----               ----               ----              ----
Net (loss) as reported                           $ (1,159,329)      $   (857,807)     $ (2,225,818)     $ (8,014,086)
Pro forma                                        $ (1,159,329)      $ (1,384,857)     $ (2,225,818)     $ (8,544,086)

Basic (loss) per share as reported               $      (0.06)      $      (0.05)     $      (0.11)     $      (0.43)
Pro forma                                        $      (0.06)      $      (0.07)     $      (0.11)     $      (0.46)



               [The balance of this page intentionally left blank]

                              AMERITYRE CORPORATION
                   Notes to the Unaudited Financial Statements
                       December 31, 2005 and June 30, 2005

NOTE 2 - STOCK OPTIONS, Continued

A summary of the status of the Company's outstanding stock options as of December 31, 2005 and June 30, 2005 and changes during the periods then ended is presented below:

                                        December 31, 2005                         June 30, 2005
                                        -----------------                         -------------
                                                          Weighted Average                         Weighted Average
                                        Shares            Exercise Price          Shares           Exercise Price
                                        ----------------- ----------------      -----------        ----------------
Outstanding beginning of period         3,945,000           $ 6.31                1,922,000          $   3.66
Granted                                   625,000           $ 6.60                3,185,000          $   6.97
Expired/Cancelled                         (60,000)          $(6.70)                (195,252)         $  (0.18)
Exercised                                (470,000)          $(3.00)                (966,748)         $  (4.14)
                                        ---------                               -----------
Outstanding end of period               4,040,000           $ 6.74                3,945,000          $   6.31
                                        =========                               ===========
Exercisable                               415,000           $ 5.05                  945,000          $   4.14
                                        =========                               ===========




                  Outstanding                                                   Exercisable
                  -----------                                                   -----------
                                         Weighted
Range of          Number Outstanding at  Average             Weighted           Number              Weighted
Exercise          Dec 31,                Remaining           Average            Exercisable at      Average
Prices            2005                   Contractual Life    Exercise Price     Dec 31, 2005        Exercise Price
--------          ---------------------  ----------------    --------------     --------------      --------------
$3.80             30,000                 0.75                $3.80              30,000              $3.80
4.00              200,000                1.44                $4.00              200,000             $4.00
6.40              185,000                3.09                $6.40              185,000             $6.40
6.60              625,000                6.46                $6.60                    -                 -
7.00              3,000,000              3.70                $7.00                    -                 -
                  ---------                                                     -------
$3.80-$7.00       4,040,000              3.97                $6.74              415,000             $5.05
                  =========                                                     =======

NOTE 3 - STOCK ISSUANCES

During the quarter, we issued 5,000 shares of common stock for outside consulting services valued at $26,250, based on a price of $5.25 per share and 15,000 shares of common stock for outside consulting services valued at $68,250, based on a price of $4.55 per share. We also issued 20,000 shares of common stock for software development services valued and capitalized at $91,000, based on a price of $4.55 per share. These shares were issued pursuant to our 2002 Stock Option and Award Plan.

During the quarter, we issued 7,000 shares of our restricted common stock to an investor and media relations firm as payment for services. The value of the shares was $31,850, based on the closing price of $4.55 per share.

                              AMERITYRE CORPORATION
                   Notes to the Unaudited Financial Statements
                       December 31, 2005 and June 30, 2005

NOTE 3 - STOCK ISSUANCES (continued)

During the quarter, we issued 1,852 shares of our restricted common stock to the Chairman of our audit committee as partial compensation for his services as Chairman. The value of the shares was $10,000, based on the closing price of $5.40 per share.

During the quarter, we issued an aggregate of 11,112 shares (1,852 shares each) of our restricted common stock to our six (6) non-employee directors as annual compensation for their services as members of our board of directors for the period commencing December 1, 2005 through November 30, 2006. The aggregate value of the shares was $60,000, based on the closing price of $5.40 per share.

All of our securities issued in the foregoing transactions were issued in reliance on the exemption from registration and prospectus delivery requirements of the Act set forth in Section 3(b) and/or Section 4(2) of the Securities Act and the regulations promulgated thereunder.


NOTE 4 - INVENTORY

Inventory is stated at the lower of cost (computed on a first-in, first-out basis) or market. The inventory consists of chemicals, finished goods produced in the Company's plant and products purchased for resale.


                       December 31, 2005    June 30, 2005
                          (Unaudited)
                       -----------------    -------------
Raw Materials                   $142,866         $122,834
Work in Progress                       -                -
Finished Goods                   424,521          523,964
                                 -------          -------
Total Inventory                 $567,387         $646,798
                                ========         ========


NOTE 5 - SIGNIFICANT EVENTS

1. Employment of Chief Operating Officer
----------------------------------------

Effective October 16, 2005, the Company hired Gary N. Benninger as our Chief Operating Officer. Dr. Benninger's employment contract with the Company is for an initial term of one year beginning October 16, 2005, at an annual salary of $250,000, renewable by mutual agreement. The contract also includes provisions for the payment of a bonus share award of 10,000 shares of the Company's common stock vesting January 15, 2006, and a grant of options for the purchase of 150,000 shares of the Company's common stock, subject to annual vesting provisions (50,000 options on June 30th 2006-2008). The bonus share award and the options are being issued under the terms of the Company's 2005 Stock Option and Award Plan. Both the bonus share award and the vesting of the options are subject to continuing employment with the Company.

2. Settlement of Legal Proceeding
---------------------------------

Effective October 20, 2005, we entered into a settlement and release agreement with the defendant in case number A505333, 8th Judicial District Court for the State of Nevada, Amerityre Corporation vs. Prototype Engineering, Inc., an Ohio corporation ("Prototype"), and Frederick F. Vannan, Jr. ("Vannan").

                              AMERITYRE CORPORATION
                   Notes to the Unaudited Financial Statements
                       December 31, 2005 and June 30, 2005

NOTE 6 - SUBSEQUENT EVENTS

A. Stock Issuances

On January 3, 2006, we issued 53,100 shares of our common stock to various employees as compensation pursuant to our 2002 Stock Option and Award Plan, valued at $239,481, or $4.51 share.

On January 15, 2006, 10,000 shares of our restricted common stock vested to Gary
N. Benninger, our Chief Operating Officer, pursuant to the terms of his employment agreement with the Company. The value of the shares was $53,600, based on the closing price of the shares on October 16, 2005, the date of grant. With respect to the issuance of the shares on vesting, the Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended pursuant to Section 4(2) of said Act.

Effective February 1, 2006 (the "Closing Date"), we completed a private placement for $3,870,000 in offering proceeds. The Company sold 107,500 Units of the Company's securities at a purchase price of $36.00 per Unit. Each Unit consists of eight (8) shares of the Company's Common Stock, a Class A Warrant (the "Class A Warrant") for the purchase of one share of Common Stock at an exercise price of $5.00 exercisable for a 3 year period and a Class B Warrant (the "Class B Warrant") for the purchase of one share of Common Stock at an exercise price of $5.50 exercisable for a 5 year period. The Warrants may also be exercised through a cashless exercise based on the difference between the market price on the date of exercise and the exercise price. The exercise prices of the Class A Warrants and Class B Warrants are subject to adjustment in certain events, including, without limitation, upon the Company's consolidation, merger or sale of all or substantially all of its assets, a reclassification of the Company's Common Stock, or any stock splits or combinations with respect to the Common Stock.

Purchasers of the Units have been granted registration rights in connection with the private placement. The Company shall use its best efforts to file a registration statement with the Commission within 45 days after the Closing Date and cause the registration statement to be declared effective by the SEC within 120 days after the Closing Date (if there are no comments from the SEC) or 180 days (if comments are received from the SEC) (the "Effective Date") in order to register the shares of Common Stock underlying the Units sold in the offering (the "Registrable Securities") for resale and distribution by the investors (the "Registration Statement"). The Company will register approximately 1,075,000 shares of Common Stock which represents the total number of shares of Common Stock plus the shares of Common Stock issuable upon exercise of the Class A and Class B Warrants. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each investor.

The Class A and Class B Warrants are subject to redemption by the Company. The Company has the right to redeem either the Class A or Class B Warrants beginning ninety (90) days from the Effective Date of the Registration Statement, if at any time following the Effective Date, the average closing bid price for the Common Stock in the over-the-counter market is at least $5.50 per share (with respect to the Class A Warrants) or $6.05 per share (with respect to the Class B Warrants), for the 20 consecutive trading day period ending not more than 15 days prior to notice of redemption of the Class A and Class B Warrants. The Company's right to redeem the Class A and Class B Warrants requires the Company to give the holders written notice of redemption of not less than 30 days, and is subject to the right of the holders of the Class A and Class B Warrants to exercise the same in accordance with the terms hereof during the redemption period. The redemption price for each Class A and Class B Warrant is $0.10 per share.

                              AMERITYRE CORPORATION
                   Notes to the Unaudited Financial Statements
                       December 31, 2005 and June 30, 2005

NOTE 6 - SUBSEQUENT EVENTS (Continued)

With respect to the sale of the Units described above, the Company claims an exemption from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder since, among other things, (1) the transaction did not involve a public offering, (2) the investors were accredited investors and/or qualified institutional buyers, (3) the investors had access to information about the Company and their investment, (4) the investors took the securities for investment and not resale, (5) the Company took appropriate measures to restrict the transfer of the securities, and (6) no commissions were paid in connection with the placement and/or sale of the securities.

B. Deferred Stock Issuance Costs

During the three six month period ended December 31, 2004, we recognized an expense of $6,134,000 for advisory group services associated with the grant of options to acquire an aggregate of 3,000,000 shares of our common stock to third-party consultants during the period. The value of the options was calculated using the Black-Scholes option pricing model. Our selling, general and administrative expenses since that time have not included deferred stock offering costs, which at December 31, 2005 aggregated $1,083,278. This amount has been recorded as a reduction in stockholders' equity due to its association with the proposed offering of our securities. In February 2006, we closed a private placement of our securities for gross offering proceeds of $3.87 million, therefore the deferred offering costs will be expensed in the subsequent period.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Amerityre Corporation
Boulder City, Nevada

We have audited the accompanying balance sheets of Amerityre Corporation (the "Company") as of June 30, 2005 and 2004 and the related statements of operations, stockholders' equity and cash flows for the years ended June 30, 2005, 2004, and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amerityre Corporation as of June 30, 2005 and 2004, and the results of its operations and its cash flows for the years ended June 30, 2005, 2004, and 2003 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company has incurred significant losses from operations, which have resulted in an accumulated deficit, raising substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



HJ & Associates, LLC
Salt Lake City, Utah
September 1, 2005 with respect to June 30, 2005 and 2004 and September 24, 2004 with respect to June 30, 2003

                              AMERITYRE CORPORATION
                                 Balance Sheets

ASSETS
------
                                                                                           June 30,
                                                                           ---------------------------------------
                                                                                    2005               2004
                                                                           -------------------  ------------------
CURRENT ASSETS

   Cash and cash equivalents                                               $         2,122,320  $        1,591,289
   Accounts receivable - net of zero allowance                                         168,838             167,002
   Inventory (Note 1)                                                                  646,798             557,516
   Prepaid expenses                                                                     62,489              99,007
   Special projects in progress                                                            752                   -
   Deferred stock offering expenses                                                     80,151                   -
                                                                           -------------------  ------------------

    Total Current Assets                                                             3,081,348           2,414,814
                                                                           -------------------  ------------------

PROPERTY AND EQUIPMENT (Note 1)

   Leasehold improvements                                                              120,767             163,896
   Molds and models                                                                    343,031             315,282
   Equipment                                                                         2,280,888           2,253,217
   Furniture and fixtures                                                               70,678              70,033
   Vehicles                                                                                  -              25,851
   Software                                                                            184,901             184,901
   Less: Accumulated depreciation                                                   (1,858,950)         (1,567,187)
                                                                           -------------------  ------------------

    Total Property and Equipment                                                     1,141,315           1,445,993
                                                                           -------------------  ------------------

OTHER ASSETS

   Patents and trademarks - net (Note 1)                                               368,011             156,792
   Deposits                                                                             36,000              43,180
                                                                           -------------------  ------------------

    Total Other Assets                                                                 404,011             199,972
                                                                           -------------------  ------------------

     TOTAL ASSETS                                                          $         4,626,674  $        4,060,779
                                                                           ===================  ==================



   The accompanying notes are an integral part of these financial statements.


                              AMERITYRE CORPORATION
                           Balance Sheets (Continued)


LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                           June 30,
                                                                           ---------------------------------------
                                                                                    2005               2004
                                                                           -------------------  ------------------
CURRENT LIABILITIES

   Accounts payable                                                        $            49,904  $           42,866
   Accrued expenses                                                                     27,424              15,817
   Deferred revenue - special projects                                                   7,500                   -
                                                                           -------------------  ------------------

    Total Current Liabilities                                                           84,828              58,683
                                                                           -------------------  ------------------

     Total Liabilities                                                                  84,828              58,683
                                                                           -------------------  ------------------

COMMITMENTS AND CONTINGENCIES (Note 2)

STOCKHOLDERS' EQUITY

   Preferred stock: 5,000,000 shares authorized of
    $0.001 par value, -0- shares issued and outstanding                                      -                   -
   Common stock: 40,000,000 shares authorized of
    $0.001 par value, 19,505,216 shares issued and
    outstanding                                                                         19,505              18,429
   Additional paid-in capital                                                       41,986,176          30,594,482
   Deferred Stock Offering - Cost                                                   (1,000,000)           (219,988)
   Retained Deficit                                                                (36,463,835)        (26,390,827)
                                                                           -------------------  ------------------

    Total Stockholders' Equity                                                       4,541,846           4,002,096
                                                                           -------------------  ------------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $         4,626,674  $        4,060,779
                                                                           ===================  ==================

   The accompanying notes are an integral part of these financial statements.

                              AMERITYRE CORPORATION
                            Statements of Operations

                                                                           For the Years Ended
                                                                                June 30,
                                                      ------------------------------------------------------------
                                                              2005                 2004                2003
                                                      --------------------  ------------------  ------------------
NET SALES                                             $          1,681,091  $        1,419,124  $        1,040,246

COST OF SALES                                                    1,233,181           1,114,230             976,132
                                                      --------------------  ------------------  ------------------

GROSS PROFIT                                                       447,910             304,894              64,114
                                                      --------------------  ------------------  ------------------

EXPENSES

   Consulting                                                       77,000             370,666             339,934
   Advisory group expense                                        6,134,000                   -                   -
   Payroll and payroll taxes                                     1,905,177           2,345,082           1,083,910
   Depreciation and amortization                                   385,726             296,232             298,625
   Research and development                                        880,748             572,002              28,607
   Bad debt expense                                                 14,087               3,713                  51
   Loss on sale and impairment of assets                            18,054                   -              67,982
   Selling, general and administrative                           1,156,260           1,458,200           1,354,040
                                                      --------------------  ------------------  ------------------

    Total Expenses                                              10,571,052           5,045,895           3,173,149
                                                      --------------------  ------------------  ------------------

LOSS FROM OPERATIONS                                           (10,123,142)         (4,741,001)         (3,109,035)
                                                      --------------------  ------------------  ------------------

OTHER INCOME

   Interest income                                                  35,181              17,234              16,397
   Miscellaneous income                                             14,953               2,512                 666
                                                      --------------------  ------------------  ------------------

    Total Other Income                                              50,134              19,746              17,063
                                                      --------------------  ------------------  ------------------

NET LOSS                                              $        (10,073,008) $       (4,721,255) $       (3,091,972)
                                                      ====================  ==================  ==================

BASIC LOSS PER SHARE                                  $              (0.53) $            (0.26) $            (0.21)
                                                      ====================  ==================  ==================

WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                                             18,931,779          17,846,910          14,796,744
                                                      ====================  ==================  ==================


   The accompanying notes are an integral part of these financial statements.


                              AMERITYRE CORPORATION
                       Statements of Stockholders' Equity


                                                                                                        Expenses
                                                                                          Prepaid       Deferred
                                 Common Stock            Additional        Stock           with        Consulting/
                         ----------------------------      Paid-in     Subscription       Common          Stock      Accumulated
                            Shares          Amount         Capital      Receivable         Stock        Offering        Deficit
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance, June 30, 2002      14,187,731  $      14,188  $   21,310,261  $    (562,721) $    (150,750) $     (103,433) $ (18,577,600)

Common stock issued for
 cash at $1.50 per share     2,170,000          2,170       3,252,830              -              -               -              -

Common stock issued for
 cash at $2.00 per share       604,675            605       1,208,745              -              -               -              -

Cancellation of common
 stock issued for stock
 subscription receivable       (45,000)           (45)        (87,705)        87,750              -               -              -

Common stock issued to
 CEO for compensation          200,000            200         423,800              -       (212,000)              -              -

Common stock issued for
 exercise of options            20,000             20          39,980              -              -               -              -

Common stock issued for
 cash-less exercise of
 option                         10,462             10          23,562              -              -               -              -

Common stock issued for
 services and prepaid
 services                      182,500            183         360,493              -       (336,300)              -              -

Common stock issued for
 stock offering costs           50,000             50          99,950              -              -               -              -

Stock offering costs                 -              -        (220,954)             -              -               -              -

Common stock issued for
 stock subscription deposit      4,500              4           8,996              -              -               -              -

Issuance of options for
 services                            -              -           2,906              -              -               -              -

Amortization of expenses
 prepaid with common stock           -              -               -              -        480,950               -              -

Additional interest recorded
 on subscription receivable
 and subscription receivable
 related party                       -              -          15,547        (21,686)             -               -              -

Receipt of cash for subscription
 receivable and interest on
 subscriptions receivable            -              -               -        448,068              -               -              -

Receipt of services and debt
 relief for subscriptions
 receivable                          -              -               -         31,957              -               -              -

Valuation adjustment and
 amortization of deferred
 consulting                          -              -          55,500              -              -         (15,188)             -
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance forward             17,384,868  $      17,385  $   26,493,911  $     (16,632) $    (218,100) $     (118,621) $ (18,577,600)
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              AMERITYRE CORPORATION
                 Statements of Stockholders' Equity (Continued)

                                                                                                        Expenses
                                                                                          Prepaid       Deferred
                                 Common Stock            Additional        Stock           with        Consulting/
                         ----------------------------      Paid-in     Subscription       Common          Stock      Accumulated
                            Shares          Amount         Capital      Receivable         Stock        Offering        Deficit
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------
Balance forward             17,384,868  $      17,385  $   26,493,911  $     (16,632) $    (218,100) $     (118,621) $ (18,577,600)

Net loss for the year
 ended June 30, 2003                 -              -               -              -              -               -     (3,091,972)
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance, June 30, 2003      17,384,868         17,385      26,493,911        (16,632)      (218,100)       (118,621)   (21,669,572)

Receipt of Subscriptions
 Receivable                          -              -               -         16,632              -               -              -

Common stock issued for
 services and prepaid
 services at $3.78 per
 share                         240,000            240         906,960              -       (732,375)              -              -

Common stock issued for
 services at $6.10 per
 share                          40,000             40         243,960              -       (244,000)              -              -

Common stock issued for
 cash exercise of options
 at $2.00 per share            130,000            130         259,870              -              -               -              -

Common stock issued for
 cash exercise of options
 at $3.00 per share            500,000            500       1,499,500              -              -               -              -

Common stock issued for
 services rendered at
 $5.48 per share                 2,000              2          10,958              -              -               -              -

Common stock issued for
 cash exercise of options
 at $4.00 per share              4,000              4          15,996              -              -               -              -

Common stock issued to
 employees per stock award
 plan at $6.69 per share         3,900              4          26,087              -              -               -              -

Common stock issued for
 services at $6.69 per share    20,000             20         133,780              -       (133,800)              -              -

Common stock issued to
 employee per stock award
 plan at $9.10 per share           500              -           4,550              -              -               -              -

Common stock issued to
 employees per stock award
 plan at $8.20 per share       103,900            104         851,876              -              -               -              -

Valuation adjustment and
amortization of deferred
consulting                           -              -         147,034              -              -         118,621              -

Amortization of expenses prepaid
 with common stock                   -              -               -              -      1,108,287               -              -
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance forward             18,429,168  $      18,429  $   30,594,482  $           -  $    (219,988) $            -  $ (21,669,572)
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

   The accompanying notes are an integral part of these financial statements.

                              AMERITYRE CORPORATION
                 Statements of Stockholders' Equity (Continued)

                                                                                                        Expenses
                                                                                          Prepaid       Deferred
                                 Common Stock            Additional        Stock           with        Consulting/
                         ----------------------------      Paid-in     Subscription       Common          Stock      Accumulated
                            Shares          Amount         Capital      Receivable         Stock        Offering        Deficit
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------
Balance forward             18,429,168  $      18,429  $   30,594,482  $           -  $    (219,988) $            -  $ (21,669,572)

Net loss for the year
ended June 30, 2004                  -              -               -              -              -               -     (4,721,255)
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance, June 30, 2004      18,429,168         18,429      30,594,482              -       (219,988)              -    (26,390,827)

Common stock issued to
 CEO for compensation           65,000             65         597,935              -              -               -              -

Common stock issued for
 cash exercise of options
 at $2.00 per share             20,000             20          39,980              -              -               -              -

Common stock issued for
 cash exercise of options
 at $3.00 per share             30,000             30          89,970              -              -               -              -

Common stock issued for
 cash exercise of options
 at $4.00 per share            796,000            796       3,183,204              -              -               -              -

Common stock issued for
 patents                        15,000             15         146,235              -              -               -              -

Common stock issued for
 cash-less exercise of
 option                        120,748            121            (121)             -              -               -              -

Common stock issued for
 services and prepaid
 services                       29,300             29         200,491              -              -               -              -

Options granted for
 services and stock
 offering cost                       -              -       7,134,000              -              -      (1,000,000)             -

Amortization of prepaid
 expenses                            -              -               -              -        219,988               -              -

Net loss for the year
 ended June 30, 2005                 -              -               -              -              -               -    (10,073,008)
                         -------------  -------------  --------------  -------------  -------------  --------------  -------------

Balance, June 30, 2005      19,505,216  $      19,505  $   41,986,176  $           -  $           -  $   (1,000,000) $ (36,463,835)
                         =============  =============  ==============  =============  =============  ==============  =============

   The accompanying notes are an integral part of these financial statements.

                              AMERITYRE CORPORATION
                            Statements of Cash Flows

                                                                           For the Years Ended
                                                                                June 30,
                                                           -----------------------------------------------------
                                                                 2005               2004              2003
                                                           ----------------  -----------------  ----------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss                                                   $    (10,073,008) $      (4,721,255) $     (3,091,972)
Adjustments to reconcile net loss to net
 cash used by operating activities:
   Depreciation and amortization                                    385,726            296,232           298,625
   Bad debt expense                                                  14,087              3,713                51
   Loss on sale and impairment of assets                             18,054                  -            67,982
   Common stock issued for services                                 798,520          2,176,692           759,351
   Stock subscription receivable paid through
    services                                                              -                  -             9,880
   Re-valuation of deferred consulting                                    -            265,656            40,312
   Options issued for advisory group services                     6,134,000                  -                 -
`   Amortization of expenses prepaid with
    with common stock                                               219,988                  -                 -
Changes in assets and liabilities:
   (Increase) in accounts receivable                                (15,923)           (42,234)          (25,537)
   (Increase) in inventory                                          (89,282)           (92,532)          (97,444)
   Decrease (increase) in prepaid expenses                           36,518            (46,340)          (24,825)
   (Increase) in other assets                                       (73,723)                 -           (36,000)
   Increase (decrease) in accounts payable and
    accrued expenses                                                 26,145            (37,515)          (11,192)
                                                           ----------------  -----------------  ----------------

    Net Cash Used by Operating Activities                        (2,618,898)        (2,197,583)       (2,110,769)
                                                           ----------------  -----------------  ----------------

CASH FLOWS FROM INVESTING ACTIVITIES

   Cash paid for patents and trademarks                             (97,226)           (57,847)          (20,560)
   Proceeds from sale of fixed assets                                 8,800                  -                 -
   Cash paid for fixed assets                                       (75,645)          (436,517)         (984,267)
                                                           ----------------  -----------------  ----------------

    Net Cash Used by Investing Activities                          (164,071)          (494,364)       (1,004,827)
                                                           ----------------  -----------------  ----------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from stock subscription deposit                               -                  -            25,000
   Receipt of subscriptions receivable                                    -             16,632           448,459
   Cash paid for stock offering costs                                     -                  -          (120,954)
   Common stock issued for cash                                   3,314,000          1,776,000         4,479,350
                                                           ----------------  -----------------  ----------------

    Net Cash Provided by Financing Activities              $      3,314,000  $       1,792,632  $      4,831,855
                                                           ----------------  -----------------  ----------------


   The accompanying notes are an integral part of these financial statements.

                              AMERITYRE CORPORATION
                      Statements of Cash Flows (Continued)

                                                                             For the Years Ended
                                                                                  June 30,
                                                           -----------------------------------------------------
                                                                 2005               2004              2003
                                                           ----------------  -----------------  ----------------
NET  INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS                                                   531,031           (899,315)        1,716,259

CASH AND CASH EQUIVALENTS AT
 BEGINNING OF YEAR                                                1,591,289          2,490,604           774,345
                                                           ----------------  -----------------  ----------------

CASH AND CASH EQUIVALENTS AT
 END OF YEAR                                               $      2,122,320  $       1,591,289  $      2,490,604
                                                           ================  =================  ================

SUPPLEMENTAL SCHEDULE OF CASH
 FLOW ACTIVITIES

CASH PAID FOR:

   Interest                                                $              -  $               -  $              -
   Income taxes                                            $              -  $               -  $              -

NON_CASH OPERATING ACTIVITIES

   Common stock issued for services rendered               $        798,520  $       2,176,692  $        759,351
   Common stock issued for subscription
    receivable                                             $              -  $               -  $         99,500
   Interest on related party subscription
    receivable                                             $              -  $               -  $         15,547

NON-CASH FINANCING ACTIVITIES

   Options issued for advisory group service               $      6,134,000  $               -  $              -




   The accompanying notes are an integral part of these financial statements.


                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          a.   Organization

          Amerityre Corporation, (the "Company") was incorporated under the laws of the State of Nevada on January 30, 1995, under the name American Tire Corporation. The Company was organized to take advantage of existing proprietary and non-proprietary technology available for the manufacturing of specialty tires. The Company engages in the manufacturing, marketing, distribution and sales of "flatfree" specialty tires and tire-wheel assemblies and currently is manufacturing these tires at its manufacturing facility located in Boulder City, Nevada. During the year ended June 30, 2001, the name of the Company was changed to Amerityre Corporation.

          b.  Accounting Method

          The Company's financial statements are prepared using the accrual method of accounting. The Company has elected a June 30 year-end.

          c.  Basic Loss Per Share

          The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.

                                                    For the Years Ended
                                                         June 30,
                                    -------------------------------------------
                                      2005            2004           2003
                                    --------------  -------------  ------------

         Loss (numerator)           $  (10,073,008) $  (4,721,255) $ (3,091,972)
         Shares (denominator)           18,931,779     17,846,910    14,796,744
         Per share amount           $        (0.53) $       (0.26) $      (0.21)


          The Company's outstanding stock options have been excluded from the basic net loss per share calculation. The Company excluded 3,945,000, 1,922,000, and 2,446,000 common stock equivalents for the years ended June 30, 2005, 2004, and 2003 respectively because they are antidilutive.

          d.  Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

          e.  Income Taxes

          Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Net deferred tax assets consist of the following components as of June 30, 2005, 2004, and 2003:

                                        2005           2004          2003
                                      --------------  ------------  -----------

          Deferred tax assets:
             NOL Carryover            $    8,154,000  $  6,224,303  $ 5,585,000
          Deferred tax liabilities:
             Valuation allowance          (8,154,000)   (6,224,303)  (5,585,000)
                                      --------------  ------------  -----------

          Net deferred tax asset      $            -  $          -  $         -
                                      ==============  ============  ===========

          The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended June 30, 2005, 2004, and 2003 due to the following:

                                                     2005                 2004                2003
                                             --------------------  ------------------  -----------------
          Book income                        $         (3,928,473) $       (1,841,328) $      (1,205,900)
          Meals & entertainment                             1,854                 650                904
          Officer issuance                                      -               9,750                  -
          Other  397,218                                   (2,884)                  -
          Depreciation and amortization                    53,773                   -                  -
          Stock for services/options
           expense                                              -             848,909            363,730
          Advisory group option                         2,392,260                   -                  -
          Valuation allowance                           1,083,368             984,903            841,266
                                             --------------------  ------------------  -----------------

                                             $                  -  $                -  $               -
                                             ====================  ==================  =================

          At June 30, 2005, the Company had net operating loss carryforwards of approximately $20,800,000 that may be offset against future taxable income from the year 2005 through 2025. No tax benefit has been reported in the June 30, 2005 financial statements since the potential tax benefit is offset by a valuation allowance of the same amount. Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          Continued)

          f.  Inventory

          Inventory is stated at the lower of cost (computed on a first-in, first-out basis) or market. The inventory consists of chemicals, finished goods produced in the Company's plant and products purchased for resale.

                                                          June 30,
                                           -------------------------------------
                                                   2005               2004
                                           ------------------  -----------------

           Raw materials                   $          122,834  $         109,820
           Work in progress                                 -                  -
           Finished goods                             523,964            447,696
                                           ------------------  -----------------

             Total Inventory               $          646,798  $         557,516
                                           ==================  =================

          During the years ended June 30, 2005, 2004, and 2003, the Company recorded inventory impairment expense of $-0-, $-0-, and $39,596, respectively.

          g.  Property and Equipment

          Property and equipment are stated at cost. Expenditures for small tools, ordinary maintenance and repairs are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives as follows:

             Leasehold improvements             5 years, or over lease term
             Equipment                                         5 to 7 years
             Furniture and fixtures                                 7 years
             Automobiles                                            5 years
             Software                                               3 years

          Depreciation expense for the years ended June 30, 2005, 2004, and 2003 was $354,879 and $294,923, and $297,037, respectively.

          h.  Revenue Recognition

          Revenue is recognized when the sales amount is determined, shipment of goods to the customer has occurred and collection is reasonably assured. Product is shipped FOB origination.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

          i.  Patents and Trademarks

          Patent and trademark costs have been capitalized at June 30, 2005 totaling $407,642. The patents which have been granted are being amortized over a period of 20 years. Patents which are pending or are being developed are not being amortized. Amortization will begin once the patents have been issued. Amortization expense for the years ended June 30, 2005, June 30, 2004, and June 30, 2003 was $30,847, $1,309,
          and $1,588, respectively. The Company evaluates the recoverability of intangibles and reviews the amortization period on a continual basis utilizing the guidance of SFAS 142, "Goodwill and Other Intangible Assets." Several factors are used to evaluate intangibles, including, but not limited to, management's plans for future operations, recent operating results and projected, undiscounted cash flows.

          j.  Advertising

          The Company follows the policy of charging the costs of advertising to expense as incurred. Advertising expense for the years ended June 30, 2005, 2004, and 2003 was $160,860, $45,055, and $36,320, respectively.

          k.  Newly Adopted Accounting Pronouncements

          During the year ended June 30, 2005, the Company adopted the following accounting pronouncements:

          On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements. This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 15, 2005. In addition, this new standard will apply to unvested options granted prior to the effective date. We will adopt this new standard effective for the first fiscal quarter of 2006, and have not yet determined what impact this standard will have on our financial position or results of operations.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

          k. Newly Adopted Accounting Pronouncements (continued)

          In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

          In December 2004, the FASB issued SFAS No. 152, Accounting for Real Estate Time-sharing Transactions, which amends FASB statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

          In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

          k. Newly Adopted Accounting Pronouncements (continued)

          The implementation of the provisions of these pronouncements are not expected to have a significant effect on the Company's consolidated financial statement presentation.

          l. Equity Securities

          Equity securities issued for services rendered have been accounted for
          at  the  fair  market  value  of  the   securities   on  the  date  of
          authorization.

          m. Concentrations of Risk

          The Company maintains several accounts with financial institutions. The accounts are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's balances exceed that amount by $1,808,640 at June 30, 2005.

          Credit losses, if any, have been provided for in the financial statements and are based on management's expectations. The Company's accounts receivable are subject to potential concentrations of credit risk. The Company does not believe that it is subject to any unusual risks, or significant risks in the normal course of its business.

          The Company has one customer who accounted for 12% of the Company's sales for the year ended June 30, 2005.

          n.  Stock Options

          As permitted by FASB Statement 148 "Accounting for Stock Based Compensation - Transition and Disclosure" (SFAS No. 148), the Company elected to measure and record compensation cost relative to employee stock option costs in accordance with Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees," and related interpretations and make proforma disclosures of net income and earnings per share as if the fair value method of valuing stock options had been applied. Under APB opinion 25, compensation cost is recognized for stock options granted to employees when the option price is less that the market price of the underlying common stock on the date of grant.

          o.  Valuation of Options and Warrants

          The valuation of options and warrants granted to unrelated parties for services are measured as of the earlier of (1) the date at which a commitment for performance by the counterparty to earn the equity instrument is reached, or (2) the date the counterparty's performance is complete. Pursuant to the requirements of EITF 96-18, the options and warrants will continue to be revalued in situations where they are granted prior to the completion of the performance.

                             AMERITYRE CORPORATION
                       Notes to the Financial Statements
                         June 30, 2005, 2004, and 2003

NOTE 1 -  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
          (Continued)

          p.  Cash and Cash Equivalents

          The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

NOTE 2 -  COMMITMENTS AND CONTINGENCIES

          In October 2002, we entered into a five-year lease for a 49,200 square foot executive/manufacturing facility in Boulder City, Nevada. The agreement required a security deposit of $18,000 and monthly rent payments of $16,000 for the first twelve months with annual increases. At June 30, 2005, the monthly rent was $17,500. Future minimum lease payments under this non-cancelable operating lease is as follows:

                            2006                     $         208,000
                            2007                               214,000
                            2008                                54,000
                                                     -----------------

                                                     $         476,000
                                                     =================

          On June 13, 2005, we filed case number A505333 in the Eighth Judicial District Court for the State of Nevada against Prototype Engineering, Inc., an Ohio corporation ("Prototype"), and Frederick F. Vannan, Jr. ("Vannan"). Our causes of action includes allegations of alter ego, misrepresentation/fraud, extortion, declaratory relief, defamation and attorney's fees. We have alleged that Vannan and Prototype, are seeking to extort additional remuneration from the Company and have made misrepresentations regarding the existence of an alleged oral contract for additional remuneration (500,000 to 1,000,000 shares of the Company's common stock). We are seeking a judgment declaring the parties rights relative to a written contract between the parties and a judgment declaring that Prototype and Vannan have no right or claim to any additional remuneration. We have disputed the existence of any such oral contract for additional remuneration. Prototype and Vannan removed the matter to the U.S. District Court for the District of Nevada [CV-S-05-0823-HDM-LRL] and have alleged counter-claims for breach of contract, breach of contractual covenant of good faith and fair dealing, unjust enrichment, and intentional misrepresentation. Our responsive pleading was to file a Motion to Remand or in the alternative to Dismiss all of the counterclaims. This motion is now pending the court's ruling. We are strongly pursing the litigation and we believe a favorable outcome is highly likely. A favorable outcome for the Company would include a declaratory judgment declaring that Prototype and Vannan are not entitled to any further remuneration and may also include attorneys fees and cost for the Company. An unfavorable outcome for the Company could include a judgment against the Company in an unspecified amount which may be determined at trial.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 3 -      STOCK TRANSACTIONS

          During the year ended June 30, 2005, the Company issued an aggregate of 1,076,048 shares of common stock as follows:

               a. 20,000 shares of common stock for cash of $40,000, or $2.00 per share, in connection with the exercise of outstanding stock options;

               b. 15,000 shares of common stock to acquire outright three (3) patents that had previously been assigned to the Company increase for periodic royalty payments. The shares were valued at $146,250, or $9.75 per share. Of the above shares, 5,000 shares were issued to our CEO;

               c. 65,000 shares of common stock for services valued at $598,000, or $9.20 per share, to our CEO as compensation for services through June 30, 2005;

               d. 10,000 shares of common stock valued at $77,000, or $7.70 per share for services to an outside consultant;

               e. 19,300 shares of our common stock for services valued at $123,520 or $6.40 per share, in connection with an employee stock award. The stock was valued at $6.40 per share, the closing price on the date of grant;

               f. 120,748 shares of common stock to employees in connection with the cashless exercise of outstanding stock options;

               g. 30,000 shares of common stock for cash of $90,000, or $3.00 per share, in connection with the exercise of outstanding stock options; and

               h.   796,000  shares of common stock for cash of  $3,184,000,  or
                    $4.00  per  share,   in  connection  with  the  exercise  of
                    outstanding stock options.

NOTE 4 -  STOCK OPTIONS

          During the period ended September 30, 2004, we issued options to acquire an aggregate of 3,000,000 shares of our common stock to certain non-employees in connection with an advisory agreement. The options vested immediately and the exercise price is $7.00 per share. We recognized a total of $6,134,000 in expense associated with the issuance of these options and deferred $1,000,000 as stock offering costs until related funding is received. We estimated the fair value of the stock options at the grant date by using the Black-Scholes option pricing model based on the following assumptions:

                    Risk free interest rate                2.49%
                    Expected Life                        2 years
                    Expected volatility                   59.83%
                    Dividend Yield                          0.0%

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 4 -  STOCK OPTIONS (Continued)

          In December 2004, we issued options to acquire an aggregate of 105,000 shares of our common stock to certain employees under our 2002 Stock Option and Award Plan. The options are exercisable at $6.40 per share, the closing price on the date of grant, vested immediately, and expire on December 15, 2009. At June 30, 2005, we had issued 1,920,000 shares of our common stock under our 2002 Stock Option and Award Plan as a result of option exercises and stock awards. Exercise prices for the outstanding options range from $3.80 to $6.70 per share and exercise terms range from one to five years. At June 30, 2005, there were 209,191 shares available to grant additional options or stock awards under the Plan.

          In December 2004, we issued options to acquire an aggregate of 80,000 shares of our common stock to non-employee directors for annual service on our board of directors pursuant to our 2004 Non-Employee Directors' Stock Incentive Plan. These option vested on June 15, 2005, are exercisable at $6.40 per share and expire on December 15, 2007. There are 1,920,000 shares available for the grant of additional options or stock awards under this plan.

          A summary of the status of the Company's outstanding stock options as of June 30, 2005, 2004, and 2003 and changes during the years then ended is presented below:

                                       2005                    2004                     2003
                             ------------------------ ----------------------- -------------------------
                                         Weighted                 Weighted                 Weighted
                                          Average                  Average                 Average
                                         Exercise                 Exercise                 Exercise
                               Shares      Price        Shares      Price       Shares      Price
                            ------------ ---------  ------------  --------  -------------- ----------
     Outstanding,
      beginning of year        1,922,000 $    3.66     2,466,000  $   3.42       2,616,000    $  3.42
     Granted                   3,185,000      6.97        90,000      5.73         260,461       2.01
     Expired/Cancelled          (195,252)    (0.18)            -         -        (380,000)      2.92
     Exercised                  (966,748)    (4.14)     (634,000)     2.80         (30,461)      2.09
                            ------------ ---------  ------------  --------  --------------    -------

     Outstanding end
      of year                  3,945,000 $    6.31     1,922,000  $   3.66       2,466,000    $  3.42
                            ============ =========  ============  ========  ==============    =======

     Exercisable                 945,000  $   4.14     1,922,000  $   3.66       2,466,000    $  3.42
                            ============  ========  ============  ========  ==============    =======

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                          June 30, 2005, 2004, and 2003

NOTE 4 -      STOCK OPTIONS (Continued)

                                        Outstanding                           Exercisable
                        --------------------------------------------  ----------------------------
                                          Weighted
                           Number          Average       Weighted        Number        Weighted
           Range of      Outstanding     Remaining        Average      Exercisable      Average
           Exercise      at June 30,   Contractual       Exercise       at June 30,    Exercise
            Prices          2005            Life           Price          2005            Price
        --------------  -------------  -------------   -------------  -------------  -------------
        $         3.00        470,000           0.08   $        0.36        470,000  $        1.49
                  3.80         30,000           1.25            0.03         30,000           0.12
                  4.00        200,000           1.95            0.20        200,000           0.85
                  6.40        185,000           3.60            0.30        185,000           1.25
                  6.70         60,000           0.50            0.10         60,000           0.43
                  7.00      3,000,000           4.21            5.32              -              -
        --------------  -------------  -------------   -------------  -------------  -------------

        $    3.00-7.00      3,945,000           3.49   $        6.31        945,000  $        4.14
        ==============  =============  =============   =============  =============  =============

          Other than the 3,000,000 options issued to non-employees, all other options issued during the fiscal year were issued to employees and were accounted for under APB 25, "Accounting for Stock Issued to Employees." All of these options were issued either at or above the market price of the Company's common stock on the date of issue and no compensation expense was recognized. Had compensation cost for the issuance of the options been determined based on the fair value at the grant dates consistent with the method of FASB Statement 148, "Accounting for Stock Based Compensation - Transition and Disclosure," the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                       For the Years Ended
                                                             June 30,
                                             ----------------------------------------------
                                                 2005            2004            2003
                                             --------------  ---------------  -------------
           Net (loss) as reported            $  (10,073,008) $    (4,721,255) $  (3,091,972)
           Pro forma                            (10,741,958)      (4,941,080)    (3,293,264)
           Basic (loss) per share
            as reported                      $        (0.53) $         (0.26) $       (0.21)
           Pro forma                                  (0.56)           (0.28)         (0.22)

NOTE 5 -   GOING CONCERN

          Our financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have historically incurred significant losses which have resulted in a total retained deficit of $36,463,835 at June 30, 2005 which raises substantial doubt about our ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                             June 30, 2005 and 2004

NOTE 5 -  GOING CONCERN (Continued)

          We have taken certain steps to maintain our operating and financial requirements in an effort to enable us to continue as a going concern until such time that revenues are sufficient to cover expenses, including: (1) evaluating (A) our cost of goods and equipment utilization and requirements of our manufacturing operations, and (B) our sales and marketing plan on a product sector basis; (2) incorporating revisions to our methods, processes and costs in order to achieve necessary manufacturing efficiencies (i.e., line automation, reduced material costs, reduced product waste, etc.); and
          (3) seeking reduced material and component costs from suppliers.

          In addition, to expanding revenue opportunities during the fiscal year we have commenced a program of (1) licensing manufacturing and distribution rights to certain of our polyurethane tire products to third-party manufacturers based on such factors as geographical locations and boundaries; (2) selling manufacturing equipment to third-party manufacturers to manufacture products utilizing our manufacturing equipment and processes; (3) selling our proprietary polyurethane chemical systems to third-party manufacturers that utilize our manufacturing equipment and processes; and (4) offering contract design and engineering services to the tire and auto industries.

          To supplement our cash needs during the 2006 fiscal year we have (1) obtained approximately $1,500,000 in funding through the exercise of outstanding options; and (2) expect to issued common stock in lieu of cash as compensation for employment, development, and other professional services.

          The combination of our accounts receivables and our cash and cash equivalents are expected to meet the balance of our operational needs during the 2006 fiscal year. We are currently evaluating funding strategies to help offset any cash shortfalls that may occur after during the 2006 fiscal year.

          We  anticipate   that  during  the  2006  fiscal  year  we  will  need
          approximately $4,000,000 to implement our plan and to meet our working capital requirements.

          Our ability to continue as a going concern is dependent upon our ability to successfully accomplish the plan described above, and eventually attain profitable operations.

          The accompanying financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

NOTE 6 -  SUBSEQUENT EVENTS

          Subsequent to June 30, 2005, we have issued 470,000 shares of our common stock for cash of $1,410,000, in connection with the exercise of 470,000 outstanding stock options at $3.00 per share.

                              AMERITYRE CORPORATION
                        Notes to the Financial Statements
                             June 30, 2005 and 2004

NOTE 6 -  SUBSEQUENT EVENTS (Continued)

          Effective July 1, 2005, our Board of Directors authorized the issuance of 30,300 shares of restricted common stock to Richard A. Steinke, the Company's President and Chief Executive Officer as part of his employment compensation for the period beginning July 1, 2005 and ending June 30, 2006. The value of the shares was $200,000, based on the closing price of $6.60 per share.

          On July 1, 2005, our Board of Directors authorized the issuance of options to acquire up to 625,000 shares of our common stock to various employees. The options vest over the term of their employment up to 3 years from the date of grant and are exercisable for a 5 year term. The exercise price for the initial option grants is $6.60 per share, the closing price for our common stock on June 30, 2005. The options were granted under the terms of the 2005 Stock Option and Award Plan (the "2005 Plan") and 2,000,000 shares of our common stock have been set aside for stock option grants and stock awards under the 2005 Plan.

          In August 2005, we entered into a Memorandum of Understanding ("MOU") with Ace Products, LLC, a Delaware limited liability company ("ACE"), outlining the general scope and proposed terms of a transaction with ACE that is currently still under negotiation. Details of scope, terms and conditions are all subject to the execution of final agreements by and between the parties (the "Definitive Agreements") and the closing of the contemplated transaction, anticipated to take place not later than September 16, 2005 (the "Closing"), unless an extension is mutually agreed to by the parties.

          The Definitive Agreements are expected to include provisions for: (i) the use of certain manufacturing equipment; (ii) the use of manufacturing methods and processes, tire designs and molds and models; (iii) the use of chemicals and chemical concentrates; and (iv) the use of our trademarks on products that utilize the Company's technology. The Definitive Agreements are expected to consist of a License Agreement and various ancillary agreements that will be integral to the License Agreement, including agreements for the purchase of certain manufacturing equipment and finished goods inventory, the continuing supply of chemicals and other items.

          The MOU is non-binding, however, it reflects the parties' stated intentions to enter into Definitive Agreements and consummate the transaction. However, in the event that the Definitive Agreements are not executed and the transaction is not completed by September 16, 2005, the parties agree that the MOU shall effectively supersede, replace and cancel all previous agreements between the parties, including without limitation the Joint Market, Product Development and Supply Agreement entered into September 13, 2004, by and between ACE Products, Inc., a Tennessee corporation, and the Company, and the Standstill Agreement dated May 18, 2005 by an between ACE and the Company, except that all obligations relating to confidentiality and non-disclosure shall remain in full force and effect.

                                TABLE OF CONTENTS

                                                                            Page

Prospectus Summary                                                             6
Supplementary Financial Information                                            8
Risk Factors                                                                   9
Use of Proceeds                                                               14
Selling Shareholders                                                          14
Plan of Distribution                                                          18
Indemnification For Securities Act Liabilities                                20
Description of Securities                                                     20
Legal Matters                                                                 20
Experts                                                                       20
Change in Accountants                                                         21
Description of Business                                                       22
Description of Properties                                                     25
Legal Proceedings                                                             25
Market for Common Equity and Related Stockholder Matters                      25
Selected Consolidated Historical Financial Data                               27
Management's Discussion and Analysis                                          29
Quantitative and Qualitative Disclosures About Market Risk                    39
Management                                                                    39
Executive Compensation                                                        42
Security Ownership of Certain Beneficial
   Owners and Management                                                      47
Certain Relationships and Related Transactions                                49
Where You Can Find More Information                                           49
Index to Consolidated Financial Statements                                    50


                                1,575,000 SHARES
                                     OF OUR
                                  COMMON STOCK

                               [GRAPHIC OMITTED]

                              AMERITYRE CORPORATION


                                   PROSPECTUS

                                  March 9, 2006

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses, other than underwriting discounts and commissions, if any, all of which are payable by Amerityre Corporation (the "Registrant"), in connection with the sale of the common stock being offered by the selling shareholders.


SEC registration fee                          $1,143.78
Legal fees and expenses                       $50,000*
Accounting fees and expenses                  $3,000*
Printing expenses                             $4,000*
Miscellaneous                                 $4,000*

Total                                         $62,143.78*


*Estimated.

Item 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Articles of Incorporation provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. RECENT SALES OF UNREGISTERED SECURITIES

During the three month period ended March 31, 2003, we issued 339,515 shares of its restricted common stock for cash of $679,030 and 12,500 shares restricted of our common stock for a subscription deposit of $25,000, or $2.00 per share.

During the three month period ended March 31, 2003, we issued 12,500 shares of our restricted common stock to an unrelated consultant for services. The shares were valued at the market price on the date of issue, or $1.95 per share.

In October 2003, pursuant to a resolution of our Board of Directors, we issued 125,000 shares of restricted common stock valued at $472,500, or $3.78 per share, in lieu of cash compensation to Richard A. Steinke, our CEO. This issuance was made as a payment of employment compensation for the period from July 1, 2003 through June 30, 2004.

In October 2003, pursuant to a resolution of our Board of Directors, we issued 100,000 shares of our restricted common stock valued at $378,000, or $3.78 per share, to a third-party consultant for professional services associated with our endeavor to develop polyurethane elastomer tires.

In November 2003, pursuant to a resolution of our Board of Directors, we authorized the issuance to non-employee directors of an aggregate of 40,000 shares of restricted common stock valued at $244,000, or $6.10 per share, in lieu of cash compensation and reimbursement of out-of-pocket expenses associated with attending our board meetings through November 30, 2004.

In January 2004, we issued 500,000 shares of our restricted common stock for cash of $1,500,000, in connection with the exercise of outstanding stock options at $3.00 per share.

In January 2004, pursuant to a resolution of our Board of Directors, we granted several employees stock options to purchase an aggregate of 60,000 shares of common stock at an exercise price of $6.70 per share. The stock options expire on December 31, 2005.

Effective July 1, 2004, our Board of Directors authorized the issuance of 65,000 shares of restricted common stock to Richard A. Steinke, our President and Chief Executive Office as employment compensation from July 1, 2004 through June 30, 2005. The value of the shares was $598,000, based on the closing price of $9.20 per share on the date of the board resolution.

Effective July 1, 2004, we amended the exclusive license agreement with our President and two unrelated parties to license certain intellectual property rights known as "Apparatus for Making Foam Products" and "Method for Making Polyurethane Tires with an Outer Skin" embodied in U.S. Patent Nos. 4,943,223 and 4,855,096, respectively. The amendment eliminates all royalty payments in exchange for 15,000 shares of our restricted common stock as a one-time payment to the licensees for their assignment and transfer of the technology to the Company. The closing price of our common stock as quoted on the OTC Bulletin Board on July 1, 2004 was $9.75 per share, for a value of $146,250.

Effective July 1, 2005, our Board of Directors authorized the issuance of 30,300 shares of restricted common stock to Richard A. Steinke, our President and Chief Executive Officer as part of his employment compensation for the period beginning July 1, 2005 and ending June 30, 2006. The value of the shares was $200,000, based on the closing price of $6.60 per share.

On November 8, 2005, we issued 7,000 shares of our restricted common stock to CCG Investor Relations as payment for investor relations and media relation services. The value of the shares was $31,850, based on the closing price of $4.55 per share.

On December 28, 2005, we issued 1,852 shares of our restricted common stock to Steve M. Hanni, as partial compensation for his services as Chairman of our audit committee. The value of the shares was $10,000, based on the closing price of $5.40 per share.

On December 28, 2005, we issued an aggregate of 11,112 shares (1,852 shares each) of our restricted common stock to our six (6) non-employee directors as annual compensation for their services as members of our board of directors for the period commencing December 1, 2005 through November 30, 2006. The aggregate value of the shares was $60,000, based on the closing price of $5.40 per share.

On January 15, 2006, 10,000 shares of our restricted common stock vested to Gary
N. Benninger, our Chief Operating Officer, pursuant to the terms of his employment agreement with us. The value of the shares was $53,600, based on the closing price of the shares on October 16, 2005, the date of grant.

Effective February 1, 2006 (the "Closing Date"), we completed a private placement for $3,870,000 in offering proceeds. We sold 107,500 Units of our securities at a purchase price of $36.00 per Unit. Each Unit consists of eight
(8) shares of our Common Stock, a Class A Warrant (the "Class A Warrant") for the purchase of one share of Common Stock at an exercise price of $5.00 exercisable for a 3 year period and a Class B Warrant (the "Class B Warrant") for the purchase of one share of Common Stock at an exercise price of $5.50 exercisable for a 5 year period. The Warrants may also be exercised through a cashless exercise based on the difference between the market price on the date of exercise and the exercise price. The exercise prices of the Class A Warrants and Class B Warrants are subject to adjustment in certain events, including, without limitation, upon our consolidation, merger or sale of all or substantially all of our assets, a reclassification of our Common Stock, or any stock splits or combinations with respect to the Common Stock.

Purchasers of the Units have been granted registration rights in connection with the private placement. We have agreed to use our best efforts to file a registration statement with the Commission within 45 days after the Closing Date and cause the registration statement to be declared effective by the SEC within 120 days after the Closing Date (if there are no comments from the SEC) or 180 days (if comments are received from the SEC) (the "Effective Date") in order to register the shares of Common Stock underlying the Units sold in the offering (the "Registrable Securities") for resale and distribution by the investors (the "Registration Statement"). We will register approximately 1,075,000 shares of Common Stock which represents the total number of shares of Common Stock plus the shares of Common Stock issuable upon exercise of the Class A and Class B Warrants. The Registrable Securities shall be reserved and set aside exclusively for the benefit of each investor.

The Class A and Class B Warrants are subject to redemption by us. We have the right to redeem either the Class A or Class B Warrants beginning ninety (90) days from the Effective Date of the Registration Statement, if at any time following the Effective Date, the average closing bid price for the Common Stock in the over-the-counter market is at least $5.50 per share (with respect to the Class A Warrants) or $6.05 per share (with respect to the Class B Warrants), for the 20 consecutive trading day period ending not more than 15 days prior to notice of redemption of the Class A and Class B Warrants. Our right to redeem the Class A and Class B Warrants requires us to give the holders written notice of redemption of not less than 30 days, and is subject to the right of the holders of the Class A and Class B Warrants to exercise the same in accordance with the terms hereof during the redemption period. The redemption price for each Class A and Class B Warrant is $0.10 per share.

Unless otherwise specified above, the sales and issuances of securities listed above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) of the Act and/or Regulation D promulgated thereunder since, among other things, the transaction did not involve a public offering, the investors were accredited investors and/or qualified institutional buyers, the investors had access to information about the company and their investment, the investors took the securities for investment and not resale, and we took appropriate measures to restrict the transfer of the securities.

Item 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.

3.1 Articles of Incorporation of the Company (Incorporated by reference to Form 8-A12G, filed October 28, 2002, as amended per Form 8-K filed November 17,
     2004).
3.2 Bylaws of the Company (Incorporated by reference to Form 8-A12G, filed October 28, 2002).
4.1 Form of Stock Certificate (Incorporated by reference to Form 8-A12G, filed October 28, 2002).
5.1  Opinion of Sichenzia Ross Friedman Ference LLP. (Filed herewith).
10.1 Form of Subscription Agreement of Amerityre Corporation (Incorporated by reference to the Current Report on Form 8-K filed on February 1, 2006).
10.2 Form of Class A Common Stock Purchase Warrant of Amerityre Corporation dated as of February 1, 2006 (Incorporated by reference to the Current Report on Form 8-K filed on February 1, 2006).
10.3 Form of Class B Common Stock Purchase Warrant of Amerityre Corporation dated as of February 1, 2006 (Incorporated by reference to the Current Report on Form 8-K filed on February 1, 2006).
23.1 Consent of HJ & Associates, LLC, Independent Registered Public Accounting Firm. (Filed herewith)
23.2 Consent of Sichenzia Ross Friedman Ference LLP (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

(b) Financial Statement Schedules

Item 17. UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-1, and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Boulder City, State of Nevada, on March 9, 2006.

                              AMERITYRE CORPORATION

                              By /s/ Richard A. Steinke
                                 -----------------------
                                 Richard A. Steinke
                                 Chairman and Chief Executive Officer (Principal Executive Officer)

                              By /s/ Anders A. Suarez
                                 ---------------------
                                 Anders A. Suarez
                                 Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                      Title                                       Date
---------                                      ------                                     ------
   /s/ Richard A. Steinke               Chief Executive Officer and                    March 9, 2006
   ----------------------               Chairman of the Board of Directors
       Richard A. Steinke               (Principal Executive Officer)

   /s/ Louis M. Haynie                   Director                                      March 9, 2006
   --------------------
       Louis M. Haynie

   /s/ Henry D. Moyle                    Director                                      March 9, 2006
   -------------------
       Henry D. Moyle

   /s/ Wesley G. Sprunk                  Director                                      March 9, 2006
   ---------------------
       Wesley G. Sprunk

   /s/ Norman H. Tregenza                Director                                      March 9, 2006
   ----------------------
      Norman H. Tregenza

   /s/ Steve M. Hanni                    Director                                      March 9, 2006
   ------------------
       Steve M. Hanni

   /s/ Kenneth C. Johnsen                Director                                      March 9, 2006
   -----------------------
       Kenneth C. Johnsen